Exhibit 2.1

Dated June 28, 2020

PURCHASE AGREEMENT

by and among

LANDCADIA HOLDINGS II, INC.,

LHGN HOLDCO, LLC,

LANDRY’S FERTITTA, LLC,

GNOG HOLDINGS, LLC,

and

GOLDEN NUGGET ONLINE GAMING, INC.

ii

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of [June 28], 2020, by and among Landcadia Holdings II, Inc., a Delaware corporation (“Landcadia”), LHGN HoldCo, LLC, a Delaware limited liability company (“Landcadia HoldCo”), Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), a New Jersey corporation (the “Company”), GNOG Holdings, LLC, a Delaware limited liability company (“GNOG HoldCo”), and Landry’s Fertitta, LLC, a Texas limited liability company (“Seller Parent”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1.1 hereof or as otherwise defined elsewhere in this Agreement. Landcadia, Landcadia HoldCo, the Company, GNOG HoldCo, and Seller Parent are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)	Landcadia is a blank check company incorporated to acquire one or more operating businesses through a Business Combination (as defined below).

(B)	The Company is in the business of online gaming and the operation of an online casino platform.

(C)	Seller Parent owns all of the issued and outstanding capital stock in the Company.

(D)	For purposes of completing the Transactions (as defined below), Seller Parent formed GNOG HoldCo (the “GNOG HoldCo Formation”), and Seller Parent owns all of the issued and outstanding membership interests in GNOG HoldCo.

(E)	For purposes of completing the Transactions, GNOG HoldCo will form Golden Nugget Online Gaming, LLC, a New Jersey limited liability company (such entity, “GNOG LLC,” and such formation the “GNOG LLC Formation”), and GNOG HoldCo will own all of the issued and outstanding membership interests in GNOG LLC.

(F)	Prior to the Closing (i) GNOG HoldCo will form GNOG LLC, (ii) the Company shall merge with and into GNOG LLC, with GNOG LLC surviving the merger (the “GNOG Conversion” and the entity surviving the merger, “New GNOG”), (iii) New GNOG shall without further action by any Person succeed the Company as party to the Credit Agreement, and (iv) in connection with the GNOG Conversion, GNOG HoldCo shall become a guarantor under the Credit Agreement (as defined below) and pledge 100% of the membership interests in New GNOG (the “GNOG HoldCo Pledge”) as collateral for its guaranty of the Company’s obligations under the Credit Agreement to the Lenders pursuant to that certain General Continuing Guaranty, dated as of April 28, 2020 by Seller Parent, in favor of Jefferies Finance LLC (the “Seller Parent Guaranty”).

(G)	For purposes of completing the Transactions, Landcadia has formed Landcadia HoldCo (the “Landcadia HoldCo Formation”). Prior to the Closing, Landcadia shall contribute to Landcadia HoldCo an amount in cash equal to the Landcadia Closing Cash Contribution Amount (as defined below) and a number of shares of Landcadia Class B Common Stock (as defined below) equal to the Voting Stock Consideration (as defined below) and, in consideration for such contribution, Landcadia HoldCo shall issue a number of Class A membership interests in Landcadia HoldCo (the “Landcadia HoldCo Class A Units”) to Landcadia equal to the number of shares of Landcadia Class A Common Stock issued and outstanding on the Closing Date, which shall constitute all the issued and outstanding membership interests in Landcadia HoldCo as of immediately prior to the Closing (the “Initial Landcadia HoldCo Contribution”).

(H)	Prior to the Closing, Landcadia shall, (i) subject to obtaining the Landcadia Stockholder Approval (as defined below), adopt the Fourth Amended and Restated Certificate of Incorporation (the “Landcadia Fourth A&R Certificate of Incorporation”) substantially in the form attached hereto as Exhibit A, to provide for, among other things, (A) the authorization of a number of additional shares of Landcadia Class B Common Stock equal to the Voting Stock Consideration, which, following the adoption of the Landcadia Fourth A&R Certificate of Incorporation at the Closing and subject to the terms and conditions set forth therein will have no economic interest but will have voting rights equal to ten (10) votes per share (for the avoidance of doubt, such authorization to occur following the automatic conversion of the existing shares of Landcadia Class B Common Stock into shares of Landcadia Class A Common Stock in accordance with the Third A&R Certificate of Incorporation (as defined below)) and (B) change the name of Landcadia to Golden Nugget Online Gaming, Inc., and (ii) adopt the Amended and Restated Bylaws of Landcadia substantially in the form attached hereto as Exhibit B (the “Landcadia A&R Bylaws”).

(I)	The Parties intend that, effective as of the Closing, Landcadia HoldCo shall adopt the Amended and Restated Limited Liability Company Agreement (the “Landcadia HoldCo A&R LLCA”) in the form attached hereto as Exhibit C, to provide for, among other things, the authorization of the Landcadia HoldCo Class B Units (as defined below).

(J)	The Parties intend that, at the Closing and subsequent to the GNOG Conversion, (i) Seller Parent shall transfer to Landcadia HoldCo all of the issued and outstanding membership interests in GNOG HoldCo (the “GNOG Transfer”) and (ii) Landcadia HoldCo shall (x) transfer to Seller Parent an amount in cash equal to the Closing Cash Consideration, (y) transfer to Seller Parent a number of shares of Landcadia Class B Common Stock equal to the Voting Stock Consideration and (z) issue to Seller Parent a number of Landcadia HoldCo Class B Units equal to the Equity Interest Consideration, in each case, in accordance with Article II below (collectively, the “Second Landcadia HoldCo Contribution”).

(K)	Immediately following the GNOG Transfer, at Seller Parent’s direction, (i) Landcadia HoldCo shall transfer to GNOG HoldCo cash in an amount equal to the GNOG Closing Cash Contribution Amount, (ii) GNOG HoldCo shall transfer to New GNOG cash in an amount equal to the Credit Agreement Payoff Amount (the “Credit Agreement Payoff Contribution”), and (iii) upon receipt of same, New GNOG shall make a cash payment in an amount equal to the Credit Agreement Payoff Amount to the 2020 Buyback Term Loan Lenders (the payment described in the foregoing (iii), as applicable, the “Credit Agreement Payoff”).

(L)	At the Closing and immediately following the GNOG Transfer, GNOG HoldCo shall contribute to New GNOG cash in an amount sufficient for the unrestricted cash and Cash Equivalents (as defined in the Credit Agreement) held by New GNOG to equal or exceed the Minimum Cash Balance (the “Minimum Cash Balance Contribution”).

(M)	On or about the date hereof, Landcadia has entered into the Forfeiture and Call-Option Agreement (as defined below) with certain Landcadia sponsor parties, to be effective as of the Closing.

(N)	Each of the Parties intends that, for United States federal income tax purposes and applicable state and local Tax purposes, the transactions described above are treated in accordance with Section 5.14(h).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1               Definitions. Any capitalized terms used in this Agreement and not defined elsewhere in this Agreement have the meanings ascribed to such terms in this Section 1.1.

“A&R Intercompany Notes” has the meaning set forth in Section 5.19(b).

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, by and among Landcadia and each investor party thereto, in the form mutually agreed by the Parties prior to the Closing.

“ABC Laws” means any applicable anti-bribery and anti-corruption laws of any jurisdiction in which any Acquired Party is conducting or has conducted business.

“Acquired Party” means any of GNOG HoldCo, the Company, New GNOG and their respective Subsidiaries.

“Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with Landcadia or Landcadia HoldCo) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Acquired Parties or its businesses or assets or any material portion of the equity interests of any Acquired Party.

“Actions” means any action, demand, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding, prosecution, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before or against any Governmental Authority, mediator or arbitrator.

“Actual Cash Balance” means the aggregate amount of unrestricted cash and Cash Equivalents (as defined in the Credit Agreement) held by New GNOG after the Closing, after giving effect to the Initial Landcadia HoldCo Contribution, the Second Landcadia HoldCo Contribution, payment of the Closing Cash Consideration and the Landcadia Stock Redemptions, but prior to giving effect to the Minimum Cash Balance Contribution.

“Additional Landcadia Filings” has the meaning set forth in Section 5.4(c).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Contracts” means all contracts required to be disclosed pursuant to Section 3.13(a)(xxiii).

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Aggregate Closing Cash Consideration Amount” means an amount equal to (a) the Closing Cash Consideration, plus (b) the Credit Agreement Payoff Amount.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Business Combination” means, with respect to any Party, any Business Combination that would restrict, prohibit or inhibit such Party’s ability to consummate the Transactions.

“AML Laws” means any applicable anti-money laundering laws of any jurisdiction in which any Acquired Party is conducting or has conducted business.

“Ancillary Agreements” means the Lockup Agreement Amendment, the A&R Registration Rights Agreement, the Nondisclosure Agreement, the Landcadia HoldCo A&R LLCA, the Forfeiture and Call-Option Agreement, the Tax Receivable Agreement, the Landcadia Fourth A&R Certificate of Incorporation, the First A&R Intercompany Note, the Second A&R Intercompany Note, the Landcadia A&R Bylaws, and any agreements required to be executed by the Parties or their respective Affiliates pursuant to the Disclosure Schedules.

“Applicable Gaming Law” means all applicable laws, statutes, regulations, by-laws, subordinate legislation, regulatory policy (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct (including the LCCP and RTS) which are relevant to the Business and which have a binding legal effect and including the New Jersey Casino Control Act N.J.S.A. 5:12 et seq. and the regulations promulgated pursuant thereto.

“Asset Consideration” has the meaning set forth in Section 5.14(h).

“Attorneys” has the meaning set forth in Section 8.19(a).

“Balance Sheet Date” means December 31, 2019.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Base Equity Consideration Unit Count” means a number equal to 31,350,625.

“Burdensome Condition” has the meaning set forth in Section 5.8(d).

“Business” means the online gaming and sports wagering business, as conducted by the Acquired Parties and the Predecessor Entities on or prior to Closing under the “Golden Nugget” brand.

“Business Combination” means, with respect to any Party, any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in Houston, Texas, New York, New York or Wilmington, Delaware.

“Change in Recommendation” has the meaning set forth in Section 5.5.

“Clients” means the operators and other persons who have at any time licensed the Software or any other products or services directly from the Business.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Consideration” means an amount payable to Seller Parent equal to $30,000,000.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Form 8-K” has the meaning set forth in Section 5.6.

“Closing Press Release” has the meaning set forth in Section 5.6.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Assets” has the meaning set forth in Section 5.14(h).

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case (a) that is maintained, sponsored, or contributed to, or is required to be maintained, sponsored, or contributed to, by the Company in respect of any current or former directors, officers, consultants or employees of the Company or (b) to which the Company has any potential liability.

“Company Capital Stock” means the common shares of the Company.

“Company Intellectual Property” has the meaning set forth in Section 3.19(a).

“Company Liabilities” has the meaning set forth in Section 5.14(h).

“Company Material Adverse Effect” means, with respect to any change, event or fact individually or in the aggregate, together with all other changes, events, or facts that have occurred prior to the date of determination, any material adverse effect upon (a) the business, results of operations, workforce, properties, assets, liabilities or financial condition of the Acquired Parties or the Business, taken as a whole, or (b) the ability of the Company and GNOG HoldCo to consummate the Transactions or to perform its obligations hereunder; provided, however, that the following shall not be deemed either alone or in combination to constitute, and no adverse change, event, fact or condition directly resulting from any of the following shall be taken into account in determining whether any change, event, fact or condition has had or would reasonably be expected to have a Company Material Adverse Effect: (i) changes in general economic conditions, to the extent that they do not have a materially disproportionate effect on the Acquired Parties, taken as a whole; (ii) changes generally affecting the specific industry in which the Acquired Parties operate, to the extent that they do not have a materially disproportionate effect on the Company relative to other industry participants; (iii) any act of terrorism, war, calamity, epidemic, or act of God, to the extent that such act does not have a materially disproportionate effect on the Acquired Parties, taken as a whole; (iv) the announcement, pendency or consummation of the Transactions or the Parties’ compliance with the terms of this Agreement or any Ancillary Agreement; or (v) changes or developments in any Law or applicable accounting standards or the enforcement thereof to the extent that such change or development does not have a materially disproportionate effect on the Acquired Parties, taken as a whole.

“Company Website” means any public or private website owned, maintained, or operated by or on behalf of the Company.

“the Company’s Knowledge,” or similar phrases, means the actual knowledge of each of Thomas Winter and Warren Steven (without inquiry).

“Contract” means any contract, agreement, instrument, lease, sublease, license, deed, mortgage, purchase order, commitment or similar arrangement or undertaking.

“Copyleft Terms” has the meaning set forth in Section 3.19(g).

“Credit Agreement” means that certain Credit Agreement, dated as of April 28, 2020, by and among the Company, Seller Parent, Jefferies Finance LLC, Coӧperatieve Rabobank U.A., New York Branch, Keybanc Capital Markets Inc., Citizens Bank, N.A., and the Lenders, as amended from time to time.

“Credit Agreement Amendment” has the meaning set forth in Section 3.8.

“Credit Agreement Liens” means Liens arising under the Credit Agreement or documents entered into in connection therewith.

“Credit Agreement Payoff” has the meaning set forth in the Recitals.

“Credit Agreement Payoff Amount” means an amount equal to (a) $150,000,000 plus (b) accrued and unpaid interest, prepayment penalties, premiums, costs and fees owing under the Credit Agreement, as provided to Seller Parent in writing two (2) days prior to the Closing.

“Credit Agreement Payoff Contribution” has the meaning set forth in the Recitals.

“Credit Agreement Payoff Letter” means a payoff letter, in a form reasonably acceptable to Landcadia, issued by the 2020 Buyback Term Loan Lenders (or their administrative agent) under the Credit Agreement, which will, among other things, set forth the Credit Agreement Payoff Amount and provide wire transfer instructions for effecting the payment thereof.

“CSIE” has the meaning set forth in Section 3.12(a).

“Data Protection Authorities” means any Governmental Authority responsible for the enforcement of Data Protection Legislation.

“Data Protection Legislation” means all Laws and regulations of any jurisdiction applicable to Acquired Parties concerning or relating to the collection, use, storage, Processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data, including the GDPR.

“Dealer Lease Agreement” has the meaning set forth in the Disclosure Schedules.

“Dealer Lease Property” has the meaning set forth in Section 3.14(b).

“Disclosing Party” has the meaning set forth in Section 5.7.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Landcadia concurrently with the execution and delivery of this Agreement.

“Employment Agreements” has the meaning set forth in Section 5.18.

“Equipment Room” has the meaning set forth in the Online Gaming Operations Agreement.

“Equity Interest Consideration” means a number of Landcadia HoldCo Class B Units equal to the Base Equity Consideration Unit Count.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.

“FEI” means Fertitta Entertainment, Inc.

“Financial Statements” has the meaning set forth in Section 3.7(a).

“FIRPTA Certificate” has the meaning set forth in Section 5.14(g).

“First A&R Intercompany Note” has the meaning set forth in Section 5.19(b).

“FLSA” means the United States Fair Labor Standards Act of 1938, as amended.

“Forfeiture and Call-Option Agreement” means that certain Forfeiture and Call-Option Agreement entered into on the date hereof by certain sponsors of Landcadia.

“GAAP” means United States generally accepted accounting principles.

“Gaming Approvals” means any licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority required pursuant to applicable Gaming Laws.

“Gaming Regulatory Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting and gaming activities (if any), including (for the avoidance of doubt) the Governmental Authorities issuing the Relevant Licenses, and including the New Jersey Casino Control Commission and New Jersey Division of Gaming Enforcement.

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) of the EU (together with Laws implementing or supplementing such regulation).

“GN LLC” means Golden Nugget, LLC, a Nevada limited liability company.

“GNAC” means Golden Nugget Atlantic City, LLC, a New Jersey limited liability company.

“GNOG Closing Cash Contribution Amount” means an amount equal to (a) the Landcadia Closing Cash Contribution Amount, minus (b) the Closing Cash Consideration.

“GNOG Conversion” has the meaning set forth in the Recitals.

“GNOG HoldCo” has the meaning set forth in the Preamble.

“GNOG HoldCo Membership Interests” means the Membership Interest (as defined in that certain Limited Liability Company Agreement of GNOG HoldCo).

“GNOG HoldCo Pledge” has the meaning set forth in the Recitals.

“GNOG LLC” has the meaning set forth in the Recitals.

“GNOG Transfer” has the meaning set forth in the Recitals.

“Government Official” means any official or employee of any Governmental Authority, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such entity.

“Governmental Authority” means any of the following: (a) the United States of America or any other country, (b) any state, commonwealth, province, territory or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities), and (c) any agency, authority or instrumentality of any of the foregoing or any arbitrator or panel of arbitrators.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication and with respect to the Acquired Parties, all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) that would be required to appear as a liability on financial statements prepared in accordance with GAAP (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, including all indebtedness contemplated by the Credit Agreement, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) guarantees made by any Acquired Party on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (e), and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).

“Indemnified Persons” has the meaning set forth in Section 5.11(a).

“Initial GNOG Reorganization” means the transactions contemplated by that certain (a) Contribution Agreement, dated as of April 27, 2020, by and between the Company and GNAC, (b) Distribution Agreement, dated as of April 27, 2020, by and between Seller Parent and LGL, (c) Contribution Agreement, dated as of April 27, 2020, by and between Seller Parent and LGL, (d) Contribution Agreement, dated as of April 27, 2020, by and between LGL and GNL, (e) the Credit Agreement, and (f) each other document or agreement entered in connection therewith.

“Initial GNOG Reorganization Date” means April 27, 2020.

“Insurance Policies” has the meaning set forth in Section 3.20(a).

“Intellectual Property” means all worldwide (a) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions thereof, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, domain names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing, (c) proprietary rights in works of authorship (including Software, websites, and content), copyrights, mask work rights, database rights and design rights, whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof and all moral rights associated with any of the foregoing, (d) trade secrets and other proprietary or confidential information, including proprietary Software source code (collectively, “Trade Secrets”), and (e) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including proprietary rights in inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, methods, processes, techniques, formulae, research and development, compilations, devices, data, specifications, reports, analyses, analytics, customer lists, vendor lists, pricing and cost information and business and marketing plans and proposals.

“Intercompany Note” means that certain Intercompany Promissory Note in the original principal amount of $300,000,000, dated April 28, 2020 executed by Seller Parent and payable to the order of the Company.

“Intercreditor Agreement” means that certain First Lien Pari Passu Intercreditor Agreement, dated as of April 28, 2020, by and among the Jefferies Finance LLC as agent, and Seller Parent, and acknowledged and agreed to by GN LLC.

“Interim Financial Statements” has the meaning set forth in Section 3.7(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned, leased, outsourced or licensed (including as a cloud service) by any Acquired Party for use in the operation of the Business.

“Jefferies” means Jefferies Financial Group Inc.

“Landcadia” has the meaning set forth in the Preamble.

“Landcadia 2020 LTIP” has the meaning set forth in Section 5.17.

“Landcadia A&R Bylaws” has the meaning set forth in the Recitals.

“Landcadia Board” means the board of directors of Landcadia.

“Landcadia Board Recommendation” has the meaning set forth in Section 5.4(c).

“Landcadia Capital Stock” means, collectively, the Landcadia Class A Common Stock and the Landcadia Class B Common Stock.

“Landcadia Class A Common Stock” means Landcadia’s Class A common stock, par value $0.0001 per share.

“Landcadia Class B Common Stock” means Landcadia’s Class B common stock, par value $0.0001 per share.

“Landcadia Closing Cash Contribution Amount” means an amount equal (a) Aggregate Closing Cash Consideration Amount, plus (b) the Minimum Cash Balance.

“Landcadia Common Stock” means, collectively (i) the Landcadia Class A Common Stock following the conversion of all shares of Landcadia Class B Common Stock into Landcadia Class A Common Stock in connection with the Closing pursuant to the Landcadia Organizational Documents and (ii) the Landcadia Class B Common Stock.

“Landcadia Common Stockholders” means, collectively, the holders of Landcadia Class A Common Stock and Landcadia Class B Common Stock.

“Landcadia Disinterested Directors” means the directors on the Landcadia Board excluding Tilman J. Fertitta and Richard Handler.

“Landcadia Disinterested Stockholders” means, collectively, all Landcadia Common Stockholders other than (a) Tilman J. Fertitta, the Seller Parties and Related Persons of the foregoing, (b) Jefferies and any of its Related Persons, and (c) any other Person not deemed disinterested in the Transactions under the Laws of the State of Delaware, and their respective Affiliates and Related Persons.

“Landcadia Financial Statements” has the meaning set forth in Section 4.9(a).

“Landcadia Fourth A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“Landcadia Fundamental Representations” means the representations of Landcadia and Landcadia HoldCo set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.7, and Section 4.13.

“Landcadia HoldCo” has the meaning set forth in the Preamble.

“Landcadia HoldCo A&R LLCA” has the meaning set forth in the Recitals.

“Landcadia HoldCo Class A Units” has the meaning set forth in the Recitals.

“Landcadia HoldCo Class B Units” means the Class B membership interests in Landcadia HoldCo, which shall have no voting rights and which shall be exchangeable into Landcadia Class A Common Stock in accordance with the Landcadia Organizational Documents, the Landcadia HoldCo A&R LLCA and this Agreement.

“Landcadia Material Adverse Effect” means (a) any change, event or effect that would prevent or materially delay the ability of any Landcadia Party to perform its obligations under this Agreement or (b) any change, event or effect relating to any Landcadia Party that would have a material adverse effect on the business, results of operations, workforce, properties, assets, liabilities or financial condition of the Landcadia Parties, taken as a whole.

“Landcadia Non-Fundamental Representations” means all of the representations of Landcadia and Landcadia HoldCo set forth in Article V, other than the Landcadia Fundamental Representations.

“Landcadia Organizational Documents” means the Organizational Documents of Landcadia.

“Landcadia Party” means any of Landcadia and Landcadia HoldCo.

“Landcadia Purchase Proxy Statement” has the meaning set forth in Section 3.7.

“Landcadia Record Date” means the record date used for determining the Landcadia Common Stockholders entitled to vote at the Special Meeting.

“Landcadia Releasing Parties” has the meaning set forth in Section 8.18(b).

“Landcadia SEC Filings” means the forms, reports, schedules and other documents filed by Landcadia with the SEC, including the Landcadia Purchase Proxy Statement, Additional Landcadia Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Landcadia Stock Redemption” means the election of an eligible holder of Landcadia Class A Common Stock (as determined in accordance with Landcadia Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Landcadia Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Landcadia Organizational Documents and the Trust Agreement) in connection with the Landcadia Stockholder Approval.

“Landcadia Stockholder Approval” means, collectively, assuming a quorum is present, (a) the affirmative vote of both (i) a majority of the shares of Landcadia Capital Stock that are voted at the Special Meeting (as defined below) and (ii) a majority of the shares of Landcadia Class A Common Stock outstanding and held by the Landcadia Disinterested Stockholders, approving (x) the entry into this Agreement by the Landcadia Parties and any Ancillary Agreement to which such Landcadia Party is a party, (y) each of the Transaction Proposals (as defined below), other than Transaction Proposal (C), and (z) the consummation of the Transactions, and (b) in the case of Transaction Proposal (C), the affirmative vote of both (i) a majority of the shares of Landcadia Capital Stock outstanding and (ii) a majority of the shares of Landcadia Class A Common Stock outstanding and held by the Landcadia Disinterested Stockholders, adopting and approving the Landcadia Fourth A&R Certificate of Incorporation.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or orders of, or issued by, a Governmental Authority.

“Lenders” means the lenders that are named in (and signatories to) the Credit Agreement.

“LGL” means Landry’s Gaming, LLC.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any mortgage, pledge, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.

“Lockup Agreement Amendment” means that certain Amendment to the Letter Agreement, to be entered into at the Closing, by and among FEI, Jefferies, Landcadia, and the other insider signatories thereto, substantially in the form set forth on Exhibit D.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Minimum Cash Balance” means an amount equal to $80,000,000.

“Minimum Cash Balance Contribution” has the meaning set forth in the Recitals.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Rule 5620(a) Deficiency” means any deficiency under or failure to comply with Nasdaq Listing Rule 5620(a).

“New GNOG” has the meaning set forth in the Recitals.

“New GNOG Membership Interests” means the membership interests of GNOG.

“New Lease Agreements” has the meaning set forth in the Disclosure Schedules.

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of June 17, 2020, by and between the Company and Landcadia.

“Notice” has the meaning set forth in Section 8.3.

“Office Spaces” has the meaning set forth in Section 3.14(b).

“Online Gaming Operations Agreement” has the meaning set forth in the Disclosure Schedules.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Acquired Parties or the Business (including, for the avoidance of doubt, the Business as conducted by the Predecessor Entities prior to the Initial GNOG Reorganization).

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 7.1(d).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Parties.

“Party” and “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company, (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that are not, individually or in the aggregate, material to the Business, (d) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business, and (e) the Credit Agreement Liens.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, including by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including without limitation, names, addresses, email addresses, account usernames, Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Predecessor Entities” means the predecessors-in-interest of the Acquired Parties.

“Privacy and Security Requirements” means (a) all applicable Laws relating to the Processing of Personal Information, (b) all applicable Privacy Contracts and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Acquired Party and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Governmental Orders applicable to the Processing of Personal Information including, without limitation, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Children’s Online Privacy Protection Act (COPPA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), the Telephone Consumer Protection Act (TCPA), all United States state telemarketing laws, and all Laws related to breach notification.

“Privacy Policies” means all written policies published by any Acquired Party relating to the Processing of Personal Information, including all Company Website and mobile application privacy policies.

“Private Placement Warrants” has the meaning set forth in Section 4.13(a).

“Privileged Materials” has the meaning set forth in Section 8.19(b).

“Process” or “Processing” means creation, collection, use, storage, maintenance, processing, recording, transfer, transmission, receipt, import, export, protection (including safeguarding and security measures), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Publicly Available Software” means any Software (or portion thereof) that is distributed as free Software or open source Software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models, or that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge.

“Purchased Assets” has the meaning set forth in Section 5.14(h).

“Real Property” has the meaning set forth in Section 3.14(b).

“Redemption Amount” means any amounts paid to Landcadia Common Stockholders in connection with the Landcadia Stock Redemption.

“Registered Intellectual Property” has the meaning set forth in Section 3.19(b).

“Related Person” means with respect to any Person, any Affiliate of such Person or any employee, officer, director, shareholder, partner, manager, member or direct or indirect owner of such Person, or any spouse, parent, sibling, child, lineal descendant or trust for the benefit of any of the foregoing.

“Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to the Acquired Parties or any officers, directors or employees thereof which are necessary to operate the Business and/or IT Assets in accordance with the Applicable Gaming Laws.

“Reorganization” means the GNOG HoldCo Formation, the GNOG LLC Formation, the GNOG Conversion and the GNOG HoldCo Pledge.

“Reorganization Documents” means those documents, instruments and agreements entered into in connection with the Reorganization.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, auditors and other agents or authorized representatives.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.16.

“SEC” the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.9(a).

“Second A&R Intercompany Note” has the meaning set forth in Section 5.19(b).

“Second Landcadia HoldCo Contribution” has the meaning set forth in the Recitals.

“Section 409A” means Section 409A of the Code, the regulations thereunder, and other official U.S. Treasury guidance issued thereunder.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Organizational Documents.

“Security Breach” means any security breach of Personal Information under applicable Laws, in each case, to the extent such Personal Information is or was used in or held in connection with the Business.

“Security Incident” means any successful unauthorized access, use, disclosure, modification, or destruction of confidential information or Personal Information, or successful material interference with system operations of IT Assets, in each case, to the extent such confidential information, Personal Information or systems operations are or were used in or held in connection with the Business.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Seller Parent” has the meaning set forth in the Preamble.

“Seller/Company Parties” has the meaning set forth in Section 8.19(a).

“Seller Parent Guaranty” has the meaning set forth in the Recitals.

“Seller Party” means Seller Parent and its Affiliates, other than the Acquired Parties.

“Seller Releasing Parties” has the meaning set forth in Section 8.18(a).

“Shared Services Agreement” means that certain Shared Services Agreement, by and among the Company, Golden Nugget Atlantic City and GN LLC, dated as of April 27, 2020, as amended from time to time.

“Signing Form 8-K” has the meaning set forth in Section 5.2.

“Software” means all computer software, mobile applications and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Meeting” has the meaning set forth in Section 5.5.

“Straddle Period” means a taxable period that begins before (but does not end on or before) the Closing Date.

“Subsidiary” with respect to any Person, means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

“Subsidiary Equity Interests” has the meaning set forth in Section 3.4(a).

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tax” means any United States or foreign, state or local income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto.

“Tax Matter” has the meaning set forth in Section 5.14(b).

“Tax Receivable Agreement” has the meaning set forth in Section 5.14(j).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminating Landcadia Breach” has the meaning set forth in Section 7.1(c).

“Terminating Seller Breach” has the meaning set forth in Section 7.1(b).

“Third A&R Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Landcadia, dated May 6, 2019.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark License Agreement” means that certain Trademark License Agreement, dated April 27, 2020, by and among GN LLC, GNLV, LLC and the Company.

“Transaction Expenses” means the fees and expenses incurred, accrued, paid or payable by Landcadia, Seller Parent or any of the Acquired Parties in connection with the Transactions, the Initial GNOG Reorganization and the Reorganization, and other expenses incurred by or on behalf of the Seller Parties in connection with the Business, in each case, as set forth on Schedule 2.4, which includes certain financing fees, legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses, in each case, to the extent not paid at or prior to the Closing.

“Transaction Proposals” has the meaning set forth in Section 5.5.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Trust Account” has the meaning set forth in Section 4.6(a).

“Trust Agreement” has the meaning set forth in Section 4.6(a).

“Trustee” has the meaning set forth in Section 4.6(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other malware or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Voting Stock Consideration” means a number of shares of Landcadia Class B Common Stock equal to the Base Equity Consideration Unit Count.

“Year-End Financial Statements” has the meaning set forth in Section 3.7(a).

Section 1.2             Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the applicable industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Article II
Purchase and Sale Transactions

Section 2.1            Consideration. On the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents, at the Closing, (i) Seller Parent shall contribute to Landcadia HoldCo, and Landcadia HoldCo shall accept, all of the issued and outstanding equity interests in GNOG HoldCo free and clear of all Liens (other than Securities Liens or Credit Agreement Liens) and together with all accrued rights and benefits attached thereto; (ii) Landcadia HoldCo shall transfer, convey, assign and deliver to Seller Parent, and Seller Parent shall accept, a number of shares of Landcadia Class B Common Stock equal to the Voting Stock Consideration free and clear of all Liens (other than Securities Liens) and together with all accrued rights and benefits attached thereto; (iii) Landcadia HoldCo shall issue to Seller Parent, and Seller Parent shall accept, a number of shares of Landcadia HoldCo Class B Units equal to the Equity Interest Consideration free and clear of all liens (other than Securities Liens); (iv) Landcadia HoldCo shall transfer, or cause to be transferred to GNOG HoldCo the Credit Agreement Payoff Contribution in furtherance of the Credit Agreement Payoff, and (v) Landcadia HoldCo shall pay, or cause to be paid to Seller Parent the Closing Cash Consideration.

Section 2.2            Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or remotely by electronic exchange of executed documents, commencing at 10:00 a.m. New York time on the date that is two (2) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Landcadia and Seller Parent may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective at 12:01 a.m. New York time on the Closing Date.

Section 2.3             Deliveries at Closing .

(a)           Subject to the terms and conditions of this Agreement, at the Closing, Seller Parent shall deliver to Landcadia:

(i)             a certificate, signed by an authorized officer of Seller Parent, as contemplated by Section 6.2(c);

(ii)            duly executed counterparts to any agreements required to be executed by the Seller Parties or their respective Affiliates pursuant to the Disclosure Schedules, any such agreement in a form reasonably mutually acceptable to the Parties;

(iii)           a certificate of merger duly evidencing the GNOG Conversion;

(iv)          a counterpart to the Landcadia HoldCo A&R LLCA, including a capitalization schedule evidencing the Equity Interest Consideration issued to Seller Parent, duly executed by Seller Parent;

(v)            the A&R Intercompany Notes, duly executed by parties thereto;

(vi)           a counterpart to the Tax Receivable Agreement, duly executed by Seller Parent;

(vii)          a counterpart to the Lockup Agreement Amendment, duly executed by FEI;

(viii)         a counterpart to the A&R Registration Rights Agreement, duly executed by FEI;

(ix)            the Credit Agreement Payoff Letter, duly executed by the 2020 Buyback Term Loan Lenders, or their administrative agent;

(x)            certificates of good standing (or equivalent document) each dated not more than ten (10) Business Days prior to the Closing Date (x) for GNOG HoldCo, issued by the Secretary of State of Delaware, and (y) for New GNOG, issued by the Secretary of State of New Jersey and any other jurisdiction in which the Company operated and in which New GNOG is required to be qualified to do business; and

(xi)           an IRS Form W-9, duly executed by FEI in respect of Seller Parent.

(b)           Subject to the terms and conditions of this Agreement, at the Closing, Landcadia and Landcadia HoldCo shall deliver to Seller Parent:

(i)             certificates, signed by an authorized officer of Landcadia and an authorized officer of Landcadia HoldCo, respectively, as contemplated by Section 6.3(c);

(ii)            counterparts to any agreements required to be executed by the Landcadia Parties or their respective Affiliates pursuant to the Disclosure Schedules, any such agreement in a form reasonably mutually acceptable to the Parties;

(iii)          a certificate, signed by the secretary of Landcadia, certifying that (x) the Landcadia Stockholder Approval has been obtained and remains in full force and effect, (y) the Landcadia Stock Redemption has been completed, and (z) at the Closing, Landcadia the Trust Account has an aggregate amount equal to the Minimum Cash Balance in cash or investments in government securities or money market funds that invest only in direct U.S. Treasury obligations, in each case as permitted under the Trust Agreement;

(iv)           evidence of shares representing the number of Landcadia Class B Common Stock equal to the Voting Stock Consideration issued in the name of Seller Parent;

(v)            an amount equal to the Closing Cash Consideration, in immediately available funds, to an account specified by Seller Parent no later than two (2) Business Days prior to the Closing Date;

(vi)           a counterpart to the Tax Receivable Agreement, duly executed by Landcadia;

(vii)         a counterpart to the Landcadia HoldCo A&R LLCA, including a capitalization schedule evidencing the Equity Interest Consideration issued to Seller Parent, duly executed by Landcadia and Landcadia HoldCo;

(viii)         a counterpart to the Lockup Agreement Amendment, duly executed by Landcadia and Jefferies;

(ix)           counterparts to the A&R Registration Rights Agreement, duly executed by Landcadia and Jefferies; and

(x)            a counterpart to the A&R Intercompany Notes, duly executed by New GNOG.

(c)           As promptly as possible following the Credit Agreement Payoff Contribution, New GNOG shall pay, or cause to be paid, the Credit Agreement Payoff Amount.

Section 2.4            Transaction Expenses. Subject to the terms and conditions of this Agreement, from and after the Closing, New GNOG shall be liable for and pay the Transaction Expenses accruing prior to and through the Closing in accordance with (and subject to the limitations set forth in) this Agreement and Schedule 2.4.

Section 2.5             Withholding Rights. Landcadia and the Landcadia HoldCo shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, Treasury Regulations or any applicable provisions of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made

Section 2.6             Allocation of Purchase Price. The Parties agree that the Asset Consideration shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Parties agree that Landcadia shall prepare and provide to Seller Parent a draft allocation of the Asset Consideration among the Purchased Assets within ninety (90) days after the Closing Date. Seller Parent shall notify Landcadia within thirty (30) days of receipt of such draft allocation of any objection Seller Parent may have thereto. Unless Seller Parent delivers a notice of objection with respect to the allocation of the Asset Consideration by the conclusion of such thirty (30) day period, the draft allocation provided by Landcadia to Seller Parent pursuant to the second sentence of this Section 2.6 shall become final and binding upon the Parties. Landcadia and Seller Parent agree to resolve any disagreement with respect to such allocation in good faith. If Landcadia and Seller Parent are unable to timely resolve such disagreement within thirty (30) days following the delivery of such a notice of objection, then any remaining disputed matters shall be finally and conclusively determined by a mutually agreed independent accounting firm, the fees and expenses of which shall be paid by Landcadia and Seller Parent in a manner determined by such accounting firm. In addition, the Parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use an agreed allocation determined pursuant to this Section 2.6 in connection with the preparation of Internal Revenue Service Form 8594 as such Form relates to the Purchased Assets. No Party shall file any Tax Return or other document or otherwise take any position which is inconsistent with an agreed allocation determined pursuant to this Section 2.6, except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or as required by Law; provided, that no Party (nor their Affiliates) shall be obligated to litigate any challenge to such allocation of the Asset Consideration by any Governmental Authority. The Parties shall promptly inform one another of any challenge by any Governmental Authority to any agreed allocation made pursuant to this Section 2.6 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Article III
Representations and Warranties of
Seller Parent and the Acquired Parties

Except as set forth in the Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Seller Parent represents and warrants to Landcadia and Landcadia HoldCo as follows as of the date of this Agreement and as of the Closing Date (provided that (x) representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date, and (y) representations with respect to GNOG LLC and New GNOG shall be deemed to be given solely as of the Closing Date):

Section 3.1             Organization and Authority.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite corporate power and authority to own, lease or operate its assets and to conduct the Business. As of the Closing, New GNOG will be a limited liability company validly existing and in good standing under the Laws of the State of New Jersey. The copies of the Organizational Documents of the Company previously made available to Landcadia and its Representatives, are true, accurate and complete and are in effect as of the date of this Agreement. The Company is, and as of the Closing, New GNOG will be, duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the ability of the Company, or, as of the Closing, New GNOG, to enter into and perform its obligations under this Agreement.

(b)          GNOG HoldCo is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted.

(c)           Seller Parent is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted.

Section 3.2             Authorization and Enforceability. Each of the Company, Seller Parent and GNOG HoldCo has, and, as of the Closing, New GNOG will have all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. At the Closing, each of New GNOG, Seller Parent and GNOG HoldCo will have full corporate or entity power and authority to enter into and perform its obligations under each other agreement, document or certificate to be executed by such Party at the Closing and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions have been or will be duly and validly authorized and approved by all requisite entity action of the Company, New GNOG, Seller Parent and GNOG HoldCo, respectively, and no other corporate proceeding on the part of the Company, New GNOG, Seller Parent or GNOG HoldCo is necessary to authorize this Agreement or any Ancillary Agreement to which any of the Company, New GNOG, Seller Parent or GNOG HoldCo is or will be a party. This Agreement has been duly and validly executed and delivered by the Company, Seller Parent and GNOG HoldCo, respectively, and assuming due authorization and execution by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, New GNOG, as successor to the Company, Seller Parent and GNOG HoldCo, respectively, enforceable against the Company, New GNOG, as successor to the Company, Seller Parent and GNOG HoldCo, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Bankruptcy and Equity Exceptions”). Each Ancillary Agreement to be executed by Company, New GNOG, Seller Parent or GNOG HoldCo at or prior to the Closing will be, when executed and delivered by such entity, duly and validly executed and delivered, and assuming due authorization and execution by each other Party hereto and consummation of the Closing, will constitute a legal, valid and binding obligation of such entity, enforceable against such entity, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.3            Noncontravention. The execution, delivery and performance of this Agreement by the Company, New GNOG (as successor to the Company), Seller Parent and GNOG HoldCo and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Company’s, New GNOG’s, Seller Parent’s or GNOG HoldCo’s Organizational Documents, (b) upon issuance of any required Gaming Regulatory Authority approvals, conflict with or result in any violation of any provision of any Law or Governmental Order applicable to the Company, New GNOG, Seller Parent or GNOG HoldCo, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) result in the creation of any Lien upon any of the material properties or assets of any Acquired Party (other than Securities Liens or Credit Agreement Liens), except in the case of clauses (b), (c) and (d), as set forth on Schedule 3.3 or where any such violation, conflict, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4             Subsidiaries.

(a)           Schedule 3.4(a) lists for each Subsidiary of the Company, New GNOG (as successor to the Company) and GNOG HoldCo, (a) its authorized (i) common stock, preferred stock or other equity interests, (ii) securities entitled to convert into or be exchanged for any security described in clause (i), and (iii) any option, warrant or other right to purchase or otherwise acquire any security described in clauses (i) and (ii) (collectively, the “Subsidiary Equity Interests”), (b) the number and type of Subsidiary Equity Interests issued and outstanding, and (c) the identity of each owner (of record and beneficially) of such Subsidiary Equity Interests and number held by each holder.

(b)           All outstanding Subsidiary Equity Interests are owned of record by one or more of the Acquired Parties, free and clear of all Liens (other than Securities Liens or the Credit Agreement Liens). All the outstanding Subsidiary Equity Interests of each Subsidiary of the Company have been (and when formed, the outstanding Subsidiary Equity Interests of New GNOG will be) duly authorized and validly issued and were not (and in the case of New GNOG, will not be) issued in violation of any preemptive rights.

(c)           Except as set forth on Schedule 3.4(c):

(i)             no shares of capital stock or other equity or voting interests of any Subsidiary of GNOG HoldCo or the Company are issued, reserved for issuance or outstanding other than the Subsidiary Equity Interests;

(ii)            when formed, no shares of capital stock or other equity or voting interests of any Subsidiary of New GNOG will be issued, reserved for issuance or outstanding other than the Subsidiary Equity Interests;

(iii)           there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Subsidiary of GNOG HoldCo, the Company or New GNOG, as successor to the Company, is a party or which are binding upon any Subsidiary of GNOG HoldCo, the Company or New GNOG, as successor to the Company, providing for the issuance, disposition or acquisition of any of its equity interests (other than this Agreement);

(iv)           there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, any Subsidiary of GNOG HoldCo, the Company or New GNOG, as successor to the Company;

(v)           no Subsidiary of GNOG HoldCo, the Company or New GNOG, as successor to the Company, has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of any Subsidiary of GNOG HoldCo, the Company or New GNOG, as successor to the Company, on any matter; and

(vi)           there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any Subsidiary of GNOG HoldCo, the Company or New GNOG, as successor to the Company.

Section 3.5            Governmental Authorities; Consents. Except as set forth on Schedule 3.5, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Acquired Parties with respect to the Acquired Parties’ execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair or materially delay the ability of Acquired Parties to perform their respective obligations under this Agreement or to consummate the Transactions, and (c) the filings of the certificate of merger duly evidencing the GNOG Conversion.

Section 3.6             Capitalization.

(a)           After giving effect to the Reorganization and as of immediately prior to the Closing, GNOG HoldCo will own all of the equity interests in New GNOG. All of the issued and outstanding shares of Company Capital Stock, and, as of the Closing, all of the membership interests of New GNOG, (x) have been duly authorized and validly issued and (in the case of the Company Capital Stock) are fully paid and nonassessable, (y) were issued in compliance in all material respects with applicable Law, and (z) were not issued in breach or violation of any preemptive rights or Contract. All of the Company Capital Stock and, as of the Closing, all of the New GNOG Membership Interests, are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require the Company or New GNOG to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the shares of capital stock of the Company or other equity or voting securities of the Company, or, as of the Closing, of any equity or voting interests in New GNOG. There are no voting trusts, equityholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any shares of capital stock or other securities or voting interests of the Company, or any of its Subsidiaries, or, as of the Closing, of any equity or voting interests in New GNOG. The Company, and, as of Closing, New GNOG, does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company, or, as of Closing, the members of New GNOG, on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company, or, as of Closing, the equity or voting interests in New GNOG.

(b)           Seller Parent is the record and beneficial owner of all of the outstanding membership interests in GNOG HoldCo, free and clear of any and all Liens other than Permitted Liens and Securities Liens. There are no voting trusts, proxies or other Contracts between Seller Parent and any other Person with respect to the voting or transfer of any of the GNOG HoldCo membership interests.

Section 3.7             Financial Statements.

(a)           The Company has furnished audited financial statements of the Company, including audited balance sheets, statements of income (loss) and statements of changes in stockholders’ equity (deficit) and statements of cash flows as of and for the twelve-months ended December 31, 2019 and 2018 (collectively, the “Year-End Financial Statements”), together with all related notes and schedules thereto, with all periods presented as if the Initial GNOG Reorganization had occurred as of the earliest period presented and prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report refers to the standards of the PCAOB and is unqualified. As promptly as practicable after the date of this Agreement, the Company will furnish (i) unaudited financial statements of the Company, including balance sheets, statements of income (loss) and statements of changes in stockholders’ equity (deficit) and statements of cash flows as of and for the three (3) month period ended March 31, 2020 and the comparable period in the prior year (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”), with all periods presented as if the Initial GNOG Reorganization had occurred as of the earliest period presented and prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and a review by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105 and (ii) all selected financial data of the Acquired Parties and the Business required by Item 301 of Regulation S-K, in each case to be included in a proxy statement for the purpose of soliciting proxies from the Landcadia Common Stockholders to vote at the Special Meeting in favor of the Transaction Proposals (the “Landcadia Purchase Proxy Statement”).

(b)           The Year-End Financial Statements present, and the Interim Financial Statements (when delivered) will present, fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the Business (as applicable) and the changes in its financial position as of the dates and for the periods indicated in such Financial Statements in accordance with past practice (except for notes and normal year-end adjustments the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Acquired Parties. The Acquired Parties’ books and records are complete and accurate, except where failure to be so complete or accurate would not have a material and adverse effect on the Acquired Parties or the Business or materially affect the accuracy of the Financial Statements.

Section 3.8             Indebtedness. Except as set forth on Schedule 3.8, no Acquired Party has any Indebtedness as of the date of this Agreement, other than accounts payable incurred in the Ordinary Course of Business. The Company is a party to the Credit Agreement, including that certain Amendment to the Credit Agreement (the “Credit Agreement Amendment”), dated as of June 12, 2020 and effective with respect to the Effective Date Amendments (as defined therein).

Section 3.9            Undisclosed Liabilities. There is no liability, debt or obligation against any Acquired Party or the Business that would be required to be set forth or reserved for on a balance sheet of such Acquired Party (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (if any) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material and adverse to the Acquired Parties or the Business, taken as a whole or (ii) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements (when delivered to Landcadia) in the Ordinary Course of Business).

Section 3.10         Litigation and Proceedings. Except as set forth on Schedule 3.10, (i) there are no pending or, to the Company’s Knowledge, threatened, Actions against any Acquired Party or the Business, or otherwise affecting the Business or any Acquired Party or its assets, properties or rights, (ii) to the Company’s Knowledge, (A) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions and (B) there is no valid basis for any such Action, (iii) no Acquired Party or any property, asset or business of any Acquired Party is subject to any Governmental Order, or, to the Company’s Knowledge, any continuing investigation by, any Governmental Authority that is specific to the Business or such Party, property, asset or business, and (iv) there is no unsatisfied judgment or any open injunction binding upon any Acquired Party, except in the case of clauses (i), (ii), (iii) or (iv) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11           Compliance with Laws.

(a)           Subject to Section 3.12, (i) each Acquired Party has complied since January 1, 2017, and is now complying with all Laws applicable to it or its business, properties or assets, and (ii) each Predecessor Entity has complied since January 1, 2017 through the Initial GNOG Reorganization Date with all Laws applicable to the Business, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. No Acquired Party (and no Predecessor Entity, with respect to the Business) has received any notice from any Governmental Authority (including from any Data Protection Authorities) during the preceding one-year period that any violation of the foregoing is being or may be alleged or that assert a lack of substantial compliance with any applicable Laws, orders or regulatory requirements that have not been resolved and there is no pending or, to the Company’s Knowledge, threatened regulatory Action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) from any Governmental Authority against any Acquired Party or any Predecessor Entity with respect to the Business.

(b)           To the Company’s Knowledge (i) since January 1, 2017, each Acquired Party has been in compliance in all material respects with all Data Protection Legislation applicable to their operations, and (ii) since January 1, 2017 through the Initial GNOG Reorganization Date, each Predecessor Entity has been in compliance in all material respects with all Data Protection Legislation applicable to the Business.

(c)           Since January 1, 2017, to the Company’s Knowledge, none of the Acquired Parties or Predecessor Entities or any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of ABC Laws. Each Acquired Party that engages in operations other than exclusively as a holding company has policies and procedures in place designed to ensure compliance with the applicable ABC Laws and other anti-bribery, anti-corruption and anti-money laundering Laws and are following such policies and procedures in all material respects. To the Company’s Knowledge, no Government Official, nor any such individual’s immediate family member, is an officer or director or owns any securities of any Acquired Party.

(d)           No Acquired Party or Predecessor Entity nor, to the Company’s Knowledge, any of their Representatives, since January 1, 2017, has agreed to become or is presently, engaged in any conduct (including by way of acquiescence or failure to perform) that violates in any material respect any ABC Laws or AML Laws that are applicable to such Acquired Party or the Business. The books and records of each Acquired Party and Predecessor Entity are in compliance in all material aspects with the requirements under the ABC Laws or AML Laws that are applicable to such Acquired Party or the Business. No Acquired Party or Predecessor Entity nor, to the Company’s Knowledge, any of their current and former Representatives, has used, since January 1, 2017, or agreed to use proceeds from the Business in a manner that violates ABC Laws applicable to the Business in any material respect.

Section 3.12           Licenses. Except as set forth on Schedule 3.12:

(a)           The Company has applied for a casino service industry enterprise license (“CSIE”) and as an applicant, has received the necessary consents and authorizations to conduct the Business. Each Acquired Party has obtained, and is in material compliance with, all Relevant Licenses necessary to conduct the Business and all Relevant Licenses that are necessary to conduct the Business are in full force and effect and the Acquired Parties are in material compliance with all Relevant Licenses.

(b)          Subject to completion of any regulatory obligations resulting from the Transactions, no Relevant License is liable to be varied, suspended or revoked as a result of the Closing.

(c)           As of the date hereof, to the Company’s Knowledge and subject to any change of Law following after the date hereof, there is no fact or circumstance that is reasonably expected to cause any Relevant License to be lapsed, terminated, invalidated, cancelled, revoked, suspended, subject to a variation or additional conditions during its current term or not to be renewed on terms which are no less advantageous to the relevant Acquired Party than the current terms of such Relevant License, and each action necessary to be undertaken by the relevant Acquired Party and Relevant License holders for the renewal or extension of each Relevant License due to expire within three (3) months from the date hereof has been duly taken.

(d)          The Company has applied for a CSIE license which application is pending and has not been withdrawn and has been granted transactional waivers to conduct the Business. No Acquired Party has (i) made any application for any other license from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application.

(e)           Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers and employees of any relevant Acquired Party (and contractors acting on behalf of any such Acquired Party) have applied for or obtained qualification or licensure which, if applicable, are in full force and effect.

(f)            All matters relating to the Business which are required to be notified to the relevant Gaming Regulatory Authority in accordance with Applicable Gaming Law and the terms and conditions of any Relevant License have been so notified.

(g)           Since January 1, 2017, none of the Acquired Parties or Predecessor Entities nor, to the Company’s Knowledge, any of their respective Representatives, has done or omitted to do anything in breach of the Applicable Gaming Laws applicable to the Business of any jurisdictions in which it holds a Relevant License, except where such breach or failure would not have a Company Material Adverse Effect or would not reasonably be expected to result in the revocation or suspension of such Relevant License.

(h)           Since January 1, 2017, none of the Acquired Parties or Predecessor Entities nor, to the Company’s Knowledge, any of their respective Representatives has received a written notice from a Governmental Authority alleging that the Business and/or IT Assets infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any Relevant License or that such Governmental Authority intends to pursue any review or investigation which could reasonably be expected to conclude with the imposition of any sanction on any Acquired Party or any of their respective Representatives and which would reasonably be expected to have a Company Material Adverse Effect.

(i)            The Company has adopted compliance policies for ensuring compliance with the terms and conditions of Relevant Licenses and Applicable Gaming Law, and true and complete copies of such compliance policies have been made available to Landcadia (including without limitation current policies adopted in respect of anti-money laundering, responsible gaming, age verification and complaints and risk assessments in respect of regulatory and business risk). Such compliance policies have been designed to provide reasonable assurances as to compliance with the terms and conditions of the Relevant Licenses and/or Applicable Gaming Laws. The Company adheres in all material respects to such compliance policies.

(j)            Since January 1, 2017: (i) to the Company’s Knowledge, each Acquired Party and Predecessor Entity is and was in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to the Business or the Clients (as applicable), (ii) the Business has been operated in all material respects in a manner customary for businesses similar to the Business in such jurisdiction, and (iii) each Acquired Party and Predecessor Entity has been in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to the Business or the Clients (as applicable).

(k)           As of the date hereof, the Acquired Parties, the Predecessor Entities, and their respective Representatives have not been, since January 1, 2017, or are currently, subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or, to the Company’s Knowledge, threatened, relating to Applicable Gaming Laws and which is applicable to the Business.

(l)             No Acquired Party or Predecessor Entity has received written notice of any actual or threatened proceedings with any Governmental Authority which would reasonably be expected to adversely affect any Relevant License used or held for use in the Business in any material respect.

(m)          Since January 1, 2017, there have not been: (i) any complaints, allegations or warnings directed to any Acquired Party or Predecessor Entity or investigations regarding any Relevant License (in each case, that any Acquired Party or Predecessor Entity received in writing from or was notified of in writing by a Gaming Regulatory Authority or any other Governmental Authority in respect of such Relevant License), or (ii) any fines or other formal sanctions that have been, or threatened in writing to be, imposed on any Acquired Party by a Gaming Regulatory Authority or any other Governmental Authority in relation to the Business relating to a breach of any Applicable Gaming Laws or any Relevant License.

(n)           To the Company’s Knowledge, none of the Persons required to be qualified or licensed (or the local equivalent) of any Acquired Party are or, since January 1, 2017, have been the subject of any formal or informal sanction imposed by, or received correspondence or written notice from, any Gaming Regulatory Authority in connection with their conduct or failure to comply with the terms and conditions of any such qualification or license (or the local equivalent) and/or indicating that it may review, or has commenced a review of, any such qualification or license (or the local equivalent).

(o)           Except for the agreements set forth on Schedule 3.12(o) (true and complete copies of which have been made available to Landcadia) and transactional waivers involving suppliers to the Company, there are no written agreements or undertakings in effect on the date of this Agreement with respect to the Business between (i) (A) any Acquired Party or Predecessor Entity or any of their respective employees in their capacity as such, on the one hand, and (B) any Gaming Regulatory Authority (including any conditions, restrictions, restraints, suspensions or impairments of any Relevant License or capacity to do business), on the other hand, or (ii) (X) any shareholders of any Acquired Party or Predecessor Entity (or Affiliates thereof, other than the Company and its Subsidiaries), on the one hand, and (Y) any relevant Gaming Regulatory Authority, on the other hand.

(p)          Each Acquired Party undertakes appropriate due diligence on each of its Clients, and requires each of its Clients to conduct appropriate due diligence on their operators, sub-licensees and customers (as applicable) who use the Software owned by the Acquired Parties.

(q)           Representatives of the Business actively monitor the use of the Software owned by the Acquired Parties by the Clients, and, to the Company’s Knowledge, the Clients are not using, and the Clients are not permitting the use by others, of the Software owned by the Acquired Parties in contravention of Laws related to gaming relevant to the Acquired Parties or the Clients (as applicable). The Acquired Parties require, to the extent required by applicable Law, each of its Clients (as applicable) to be licensed or otherwise authorized to conduct business with the Acquired Parties by a Gaming Regulatory Authority, and, to the Company’s Knowledge, each Client is licensed by or otherwise authorized to conduct business with a Gaming Regulatory Authority.

Section 3.13           Contracts.

(a)           Schedule 3.13(a) contains a true, accurate and complete list of each of the following written or oral Contracts (each such Contract required to be set forth on such Schedule collectively, the “Material Contracts”) to which an Acquired Party is a party or otherwise bound that is currently in effect (other than any document or agreement entered into pursuant to, or contemplated by, the Initial GNOG Reorganization and provided to Landcadia):

(i)             each Contract that involves aggregate consideration in excess of $100,000 and that, in each case, cannot be cancelled by the Acquired Party party thereto without penalty or without more than thirty (30) days’ notice;

(ii)            each Contract or group of related Contracts with the same party for the purchase by any Acquired Party of products or services (A) under which the undelivered balance exceeds $100,000, or (B) which based on monthly payments prior to the Closing Date, involves a payment obligation of any Acquired Party in excess of $200,000 individually or in the aggregate;

(iii)           each Contract or group of related Contracts with the same party for the sale of products or services by any Acquired Party (A) under which the undelivered balance exceeds $100,000, or (B) which based on monthly payments prior to the Closing Date, involves a payment obligation to any Acquired Party in excess of $200,000 individually or in the aggregate;

(iv)           each Contract that requires an Acquired Party to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)            each Contract that (A) prohibits the Business from engaging in any line of business or competing with any Person or in any geographic area or (B) restricts the Persons to whom the Business may sell products or deliver services, which prohibition or restriction set forth in (A) or (B) respectively, is material to the Business, taken as a whole;

(vi)           each Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person (other than an Acquired Party) with respect to any material asset of an Acquired Party;

(vii)         each Contract (A) (including letters of intent) involving the future disposition or acquisition of assets, properties, a business or division of a business involving consideration of more than $250,000, individually or in the aggregate, or any merger, consolidation or similar Business Combination, or pursuant to which an Acquired Party has acquired or disposed of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), excluding, in each case, the Reorganization Documents;

(viii)        each Contract that is not terminable upon sixty (60) days’ notice without penalty (i) in respect of the employment of any officer or individual employee; or (ii) for the provision of services by any independent contractor;

(ix)           all Contracts related to Indebtedness for borrowed money or pursuant to which any Person (other than the Company) has guaranteed Indebtedness of any Acquired Party;

(x)            each lease or agreement under which an Acquired Party is lessee of, or licensee of, user of, or holds or operates, any tangible personal property or Real Property owned by any other person;

(xi)           each lease or agreement under which an Acquired Party is lessor of, or permits any third party to hold or operate, any tangible property, real or personal, owned by any Acquired Party;

(xii)          all Contracts with any Governmental Authority;

(xiii)         any Contracts that provide for any joint venture, partnership, shareholders’ agreement or similar arrangement by any Acquired Party;

(xiv)         all collective bargaining agreements or Contracts with any union or other labor organization or works council;

(xv)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xvi)         each Contract pursuant to which an Acquired Party may be required to pay commissions or royalty payments;

(xvii)        all Contracts relating to the development, ownership, use, license of, registration, enforcement of or exercise of any rights under any Intellectual Property, excluding (A) licenses of uncustomized commercially available off-the-shelf Software having a replacement cost of less than $100,000 and (B) non-exclusive licenses granted by any Acquired Party to its customers in the Ordinary Course of Business;

(xviii)       each management service, consulting, financial advisor or any other similar type-Contracts with investment or commercial banks;

(xix)         each Privacy Contract, excluding Contracts involving non-customized commercially available off-the-shelf Software and non-exclusive Contracts entered into by any Acquired Party to its customers in the Ordinary Course of Business;

(xx)          each Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Acquired Parties;

(xxi)         each Contract relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services in excess of $100,000;

(xxii)         each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Acquired Party has pending, unperformed obligations; and

(xxiii)       each Contract (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) Seller Parent, any other Affiliates of the Company or any Affiliate of Seller Parent (other than any Acquired Party) or (B) any current or former officer or director of any Acquired Party.

(xxiv)       any other Contract that is material to the Business taken as a whole and not previously disclosed pursuant to this Section 3.12.

(b)           Each Material Contract is valid and binding on the Acquired Party thereto in accordance with its terms and has not been terminated or been repudiated, is in full force and effect and is the legal, valid and binding obligation of the Acquired Party (or one or more of the Acquired Party’s Subsidiaries) and each of the other parties thereto, enforceable in accordance with the terms thereof. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) no Acquired Party or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To the Company’s Knowledge, all of the covenants to be performed by any other party to any Material Contract have been fully performed in all material respects. The Acquired Parties have made available to Landcadia true, accurate and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 3.14           Real Property.

(a)           No Acquired Party currently owns, or has ever owned, any interest in real property.

(b)          As of the date hereof, the Company (i) leases certain real property pursuant to the Dealer Lease Agreement (the “Dealer Lease Property”), (ii) has the right to use certain office spaces within the Golden Nugget Atlantic City in Atlantic City, New Jersey and GN’s headquarters in Houston, Texas (the “Office Spaces”) pursuant to the terms of Section 4.1.5 of the Online Gaming Operations Agreement, and (iii) has a license to use the Equipment Room pursuant to the Online Gaming Operations Agreement (the Dealer Lease Property, Office Spaces and the Equipment Room, collectively, the “Real Property”). From and after the Closing, the Parties intend for the Acquired Parties use of the Office Spaces to be governed by the New Lease Agreements, subject to the terms thereof.

(c)           As of the date hereof, the Real Property constitutes all of the facilities used or occupied by the Acquired Parties in the conduct of the Business. As of the Closing, the Real Property will constitute all of the facilities used or occupied by any of the Acquired Parties in the conduct of the Business. As of the Closing and with respect to the Real Property: except as set forth on Schedule 3.14(c): (i) each Acquired Party will have all easements and rights necessary to conduct the Business; (ii) no portion of the Real Property will be subject to any pending or, to the Company’s Knowledge, threatened condemnation proceeding or proceeding by any Governmental Authority; (iii) each Acquired Party will have, subject to the terms of the applicable Contract governing the right of use or occupancy of the Real Property, the exclusive right of use or occupancy of the Real Property and have leasehold or other property interests therein free and clear of all Liens, other than Permitted Liens, and (iv) the Real Property will be supplied with utilities and other services reasonably sufficient for the operation of the Business.

Section 3.15          Assets. Other than as set forth on Schedule 3.15, the Acquired Parties own or have valid license or other right to use the tangible assets necessary for the operation of the Business, except for such tangible assets that, if not owned by or otherwise accessible to the Acquired Parties from and after the Closing, would not reasonably be expected, individually or in the aggregate, to cause a Company Material Adverse Effect, provided, however, that this Section 3.15 shall not be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or net working capital (or the availability of same).

Section 3.16           Employee Benefits.

(a)           Schedule 3.16(a) sets forth, as of the date of this Agreement, a complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Acquired Parties have made available to Landcadia a current, true, accurate and complete copy of each such Company Benefit Plan (or if no such copy exists, a written description of the material terms thereof) and, to the extent applicable, (i) any amendments, (ii) employee handbooks, summary plan description and summary of material modification, (iii) trust agreement or other funding instrument, (iv) most recent three (3) years of Form 5500 and attachments, audited financial statements, actuarial reports and non-discrimination testing results.

(b)           Except as set forth on Schedule 3.16(b), all amounts owed by the Acquired Parties under the terms of any Company Benefit Plan have been timely accrued for or paid in full when and as required to be paid. Except as set forth on Schedule 3.16(b), each Company Benefit Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Company Benefit Plan that is not fully insured have been accrued in accordance with GAAP. Each Acquired Party has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the Ordinary Course of Business, with regard to each Company Benefit Plan.

(c)          Each Company Benefit Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with the applicable terms of ERISA, the Code, and any other applicable Law, in each case, in all material respects. Each required report and description of a Company Benefit Plan (including Form 5500 annual reports, summary annual reports and summary plan descriptions, and summaries of material modifications) have been (to the extent required) timely filed with the Internal Revenue Service, the United States Department of Labor, or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other applicable Law with respect to each Company Benefit Plan have been given.

(d)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination or opinion letter from the Internal Revenue Service, and nothing has occurred, whether by action or failure to act, that could be expected to cause such determination letter to be revoked.

(e)           Except as set forth on Schedule 3.16(e), neither the execution and delivery of this Agreement nor the consummation or performance of the Transactions shall accelerate the time of vesting of any awards or payments for, change the time of payment of any awards or payments to, result in severance pay or cause an increase in severance pay upon any termination of employment after the date hereof, or increase the amount of compensation due to, any director, employee or officer, of any Acquired Party, or result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code which could result in the loss of deduction pursuant to Section 280G of the Code, or otherwise give rise to any material liability under any Company Benefit Plan. No individual has a right to receive from any Acquired Party any gross-up payment or indemnification in respect of Taxes that may be imposed under Section 409A or Section 4999 of the Code.

(f)            Except as set forth on Schedule 3.16(f), no Acquired Party nor any of their ERISA Affiliates (i) contributes to, maintains, participates in, or has any obligation to contribute to, maintain, or participate in, or has any liability (contingent or otherwise) with respect to, any plan that is subject to Title IV of ERISA, or (ii) has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(g)          Except as set forth on Schedule 3.16(g), there are no Company Benefit Plans that include, nor are there any current or former employees, officers, directors or consultants of any Acquired Party eligible for, any retiree medical or other post-employment health or welfare benefits, other than those receiving or eligible to receive COBRA continuation coverage under Section 4980B of the Code.

(h)           With respect to any Company Benefit Plan, including any assets of any such Company Benefit Plan or any fiduciary to any such Company Benefit Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Internal Revenue Service or other Governmental Authority is pending, or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, there has been no non-exempt “prohibited transaction” (and none would reasonably be expected to occur as a result of any of the Transactions) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

Section 3.17           Labor and Employment.

(a)           No Acquired Party is a party to, bound by, negotiating, or required to negotiate any collective bargaining agreement or other Contract with a union or other labor organization, and there is no union organizing effort pending or threatened against any Acquired Party with respect to any employees. There has not been, nor to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Acquired Party.

(b)           Except as set forth on Schedule 3.17(b), each Acquired Party is and has been in compliance since January 1, 2017, in all material respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, independent contractors and consultants of such Acquired Party, including hiring, termination, discrimination, harassment, workplace safety, workers’ compensation, payment of Taxes, immigration, terms and conditions of employment, wages and hours, classification (exempt/nonexempt and independent contractor/employee) and the Workers Adjustment and Retraining Notification Act. Except as set forth on Schedule 3.17(b), there are no Actions against any Acquired Party pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of any Acquired Party, including, without limitation, any charge, investigation or claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws, in each case that would otherwise subject any Acquired Party to any material liability.

(c)           Notwithstanding anything to the contrary in this Agreement, each Acquired Party is in compliance with the FLSA, in all material respects, including, but not limited to, its requirements concerning tip-credits and tip-pooling. To the extent a Acquired Party is operating in any jurisdiction that contains any Law concerning such Acquired Party’s wage and hour practices, including, without limitation, any requirements concerning tipped employees, tip-credits and tip-pooling, that are more restrictive than the FLSA, this representation expressly includes such Acquired Party’s compliance with such applicable Law.

Section 3.18           Taxes.

(a)           All material Tax Returns required by Law to be filed by, or with respect to, each Acquired Party (or its respective income, assets and operations) have been timely filed, and all such Tax Returns are true, accurate and complete in all material respects.

(b)          All material amounts of Taxes due and owing by, or with respect to, each Acquired Party (or its respective income, assets and operations) have been paid.

(c)           Each Acquired Party has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)           No Acquired Party, or any Affiliate of an Acquired Party with respect to such Acquired Party, is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. No Acquired Party (or any Affiliate of an Acquired Party with respect to such Acquired Party) has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Company’s Knowledge, no such claims have been threatened. With respect to each Acquired Party, since such Acquired Party’s formation, no written claim has been made (and to the Company’s Knowledge, no oral claim has been made) by any Governmental Authority in a jurisdiction where such Acquired Party (or any Affiliate on behalf of such Acquired Party) does not file Tax Returns that such Acquired Party (or any Affiliate with respect to such Acquired Party) is or may be subject to Tax in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of or with respect to such Acquired Party and no written request for any such waiver or extension is currently pending.

(e)           No Acquired Party has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f)            No Acquired Party shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (vi) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date or (vii) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(g)           There are no Liens with respect to Taxes on any of the assets of any Acquired Party, other than Permitted Liens.

(h)           No Acquired Party has ever (i) been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was FEI) or (ii) had any liability for the Taxes of any Person (other than any other Acquired Party, FEI or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(i)            Except as set forth on Schedule 3.18, no Acquired Party is a party to or bound by, and does not have any obligation to any Governmental Authority or other Person under, any Tax allocation, Tax sharing, Tax indemnification or similar agreements, other than pursuant to customary provisions in contracts entered into in the Ordinary Course of Business the primary purpose of which are not related to Taxes.

(j)            No Acquired Party, nor FEI with respect to any Acquired Party, has granted any power of attorney that is currently in force with respect to any material Taxes or material Tax Returns.

(k)           GNOG HoldCo is, and has been since its formation, treated as an entity disregarded as separate from FEI under Treasury Regulation 301.7701-3.

(l)            Since its formation, New GNOG has been treated as an entity disregarded as separate from FEI under Treasury Regulation 301.7701-3.

Section 3.19           Intellectual Property.

(a)           The Acquired Parties have a valid and enforceable license or right to use, all the Intellectual Property (that is not Owned Intellectual Property) used in connection with, or otherwise necessary for, conducting the Business (together with the Owned Intellectual Property, the “Company Intellectual Property”). The Company (and, upon Closing, New GNOG as successor to the Company) is the sole and exclusive owner of all right, title, and interest in and to Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the Company’s Knowledge, all Owned Intellectual Property is valid and enforceable. The Owned Intellectual Property includes all Intellectual Property owned by GNAC (or any other Predecessor Entity) and used in (or held for use) in or relating the Business.

(b)          Schedule 3.19(b) contains a true, accurate and complete list of all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, quasi-governmental authority or registrar (the “Registered Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All Registered Intellectual Property required to be listed on Schedule 3.19(b) has been maintained effective by the filing of all necessary maintenance and renewals and timely payment of requisite fees. Except as set forth on Schedule 3.19(b), no loss or expiration of any Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any Acquired Party or Predecessor Entity, including failure by an Acquired Party or Predecessor Entity to pay any required maintenance fees).

(c)           The Acquired Parties and Predecessor Entities have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other confidential information of the Acquired Parties (and any confidential information owned by any Person to whom an Acquired Party has a confidentiality obligation). No material Trade Secrets or any other material confidential information of the Acquired Parties (or Predecessor Entity used (or held for use) in on relating to the Business) or of any Person to whom an Acquired Party owes a duty of confidentiality has been disclosed by any Acquired Party or any Predecessor Entity to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person that is sufficient to protect the confidentiality thereof. No current or former Representative of an Acquired Party or any Predecessor Entity has any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. Each Acquired Party has obtained from all Persons (including all current and former founders, officers, directors, shareholders, employees, contractors, consultants and agents) who have created any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such Acquired Party, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in such Acquired Party by operation of law. To the Company’s Knowledge, no Person is in violation of any such written confidentiality or assignment agreements.

(d)           Schedule 3.19(d) sets forth a true, accurate and complete list of all Software that is Owned Intellectual Property. All such Software (i) conforms and functions in all material respects with all specifications, representations, warranties and other descriptions established in written Contracts by the Acquired Parties or any Predecessor Entity or in other documents conveyed thereby to its customers or other licensees, (ii) is operative and has been maintained for its intended purpose free of any material defects or deficiencies and does not contain any Self-Help Code, Unauthorized Code or similar programs, and (iii) is in all material respects sufficient for the current needs of the Business (including use on all currently available major platforms).

(e)           No Person other than an Acquired Party possesses a copy, in any form (print, electronic or otherwise), of any source code for Software that is Owned Intellectual Property, and all such source code is in the sole possession of the Company, or upon Closing, New GNOG as successor to the Company, and has been maintained strictly confidential. No Acquired Party or any Predecessor Entity has any obligation to afford any Person access to any such source code. The Company, and, as of the Closing, New GNOG, as successor to the Company, is in possession of all other material relating to the Software that is Owned Intellectual Property, including, if applicable, installation and user documentation, engineering specifications and flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the Business.

(f)           All Publicly Available Software used by the Acquired Parties or in the Business by the Predecessor Entities has been used in accordance with the terms of its governing license.

(g)          None of the Acquired Parties, the Predecessor Entities or their Representatives have used Publicly Available Software in the Business in whole or in part in or in connection with the former or current development of any part of the Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Acquired Parties to use, distribute or enforce any Owned Intellectual Property in any manner (each, “Copyleft Terms”).

(h)           The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software support, maintenance and trained personnel that are sufficient in all material respects for the current and reasonably anticipated future needs of the business of the Acquired Parties. The Acquired Parties have disaster recovery and security plans, procedures and facilities and have implemented commercially reasonable security to safeguard the availability and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Acquired Parties and Predecessor Entities have maintained in the Ordinary Course of Business all licenses and service Contracts required in connection with the Business, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(i)            The former and current conduct of the Business by the Acquired Parties and Predecessor Entities, and all products and services offered by the Acquired Parties and Predecessor Entities in the Business and the use thereof have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property rights of any Person, except, in each case, for any infringements, misappropriations or violations that would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect. Except as set forth on Schedule 3.19(i), no Acquired Party (or as it relates to the Business, the Predecessor Entities) is the subject of any pending Action that (i) alleges any such claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person, and no such claim has been asserted or threatened against any Acquired Party at any time since the date incorporation of such Acquired Party or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 3.19(i), no Person has notified an Acquired Party (or in connection with the Business, a Predecessor Entity) that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by an Acquired Party (or in connection with the Business, a Predecessor Entity) or that an Acquired Party (or a Predecessor Entity in connection with the Business) requires a license to any of such Person’s Intellectual Property rights in order for such Acquired Party to continue activities that are material to the Business or that such Person is demanding or requiring that an Acquired Party indemnify or defend such Person for or against any interference, infringement, misappropriation, or other violation or conflict with respect to Intellectual Property. Except as set forth on Schedule 3.19(i), to the Company’s Knowledge, there is no actual unauthorized use, interference, disclosure, infringement, misappropriation or violation by any Person of any of the Owned Intellectual Property, and no written claims alleging such infringement, violation or misappropriation have been made against any Person by any Acquired Party, except in each case, as has not had and would not be reasonably expected to have, individually or in the aggregate, a material adverse impact on any Acquired Party or the Business.

(j)            The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Reorganization and the Transactions will not result in the loss or impairment of any Acquired Party’s right to own or use any material Company Intellectual Property as such Company Intellectual Property has been used in the Business by the Acquired Parties or any Predecessor Entities. Immediately subsequent to the Closing, the Company Intellectual Property shall be owned or available for use by the Acquired Parties on terms and conditions identical to those under which the Acquired Parties own or use the Company Intellectual Property immediately prior to the Closing (and under which the Predecessor Entities owned or used the Company Intellectual Property immediately prior to the Initial GNOG Reorganization), without payment of additional fees.

(k)           Except as set forth on Schedule 3.19(k), no Acquired Party or Predecessor Entity has experienced any Security Breaches or material Security Incidents affecting the Business or a material failure of the IT Assets used in the Business, and no Acquired Party or Predecessor Entity has received any written notices or complaints from, or provided any written notices to, any Person regarding such a Security Breach or material Security Incident since January 1, 2017. Since January 1, 2017, no Acquired Party (and to the extent applicable to the Business, no Predecessor Entity) has received any written complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding such Acquired Party’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Each Acquired Party maintains (and in connection with the Business the Predecessor Entities previously maintained) systems and procedures reasonably intended to receive and respond to complaints regarding such Acquired Party’s Processing of Personal Information.

(l)                 Each Acquired Party and Predecessor Entity is and has since January 1, 2017 been in material compliance with all Privacy and Security Requirements applicable to the Business. The Acquired Parties have made available to Landcadia true, accurate and complete copies of their current Privacy Policies. Each Acquired Party has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is processed by or on behalf of such Acquired Party in connection with the use and/or operation of its products, services and Business. Each Privacy Policy (i) states that Personal Information may be transferred in a merger, change of control, or sale of assets, and (ii) states how Personal Data and other data are processed by any Company Website or any Software owned by the Company. The Company requires each user of Company Website and Software to agree to the applicable Privacy Policy as part of the user registration process.

(m)              Each Acquired Party has implemented commercially reasonable physical, technical and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including such Acquired Party’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. Each Acquired Party contractually requires all third parties who have access to or receive Personal Information from such Acquired Party to materially comply with all applicable Privacy and Security Requirements, and to use commercially reasonable efforts to store and secure all Personal Information to protect against unauthorized Processing of the Personal Information.

Section 3.20               Insurance.

(a)               Schedule 3.20(a) sets forth a true, accurate and complete list of all insurance policies maintained by or for the benefit of each Acquired Party, specifying the type of coverage, the amount of coverage, the insurer, the policy number and the expiration date of each such policy (collectively, the “Insurance Policies”). The insurance coverage that each Acquired Party carries is adequate and appropriate for the Business.

(b)              With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, and all premiums that are due and payable have been paid; (ii) no Acquired Party or any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iii) no party to the policy has repudiated any provision thereof; and (iv) on the date of this Agreement, no Acquired Party or Predecessor Entity has received any written notice indicating that any of the Insurance Policies are not valid or enforceable.

Section 3.21              Absence of Changes.

(a)               Except as set forth on Schedule 3.21(a), since the Balance Sheet Date through the date hereof, (i) each Acquired Party (and as applicable, the Predecessor Entities) has operated the Business in the Ordinary Course Of Business in all material respects, and (ii) there has not been any been any change, development, condition, occurrence, event or effect relating to such Acquired Party or the Business that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b)                Except as set forth on Schedule 3.21(b), since the Balance Sheet Date through the date hereof, no Acquired Party (or to the extent applicable to the Business, the Predecessor Entities) has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would require the consent of Landcadia under Section 5.1 if such action had been taken after the date of this Agreement; other than, in each case, any action taken in connection with documents or agreements entered into pursuant to, or contemplated by, the Initial GNOG Reorganization and made available to Landcadia prior to the date hereof or any document or agreement entered into pursuant to the terms of this Agreement (including the Reorganization Documents).

Section 3.22              Related Party Transactions; Certain Business Relationships. Except as set forth on Schedule 3.22, no current officer or director of any Acquired Party or, to the Company’s Knowledge, any current shareholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person, has had, either directly or indirectly, a material interest in: (i) any person or entity that purchases from, or sells, licenses or furnishes to, any Acquired Party any goods, property, technology, Intellectual Property, or other property rights or services; or (ii) any Contract to which an Acquired Party is a party or by which it may be bound.

Section 3.23              Change of Control Payments. Except as set forth on Schedule 3.23 or Schedule 3.16(e), neither the execution and delivery of this Agreement nor the consummation of the Transactions shall result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from an Acquired Party to any shareholder, director, officer or employee of any Acquired Party, or any such payment materially increasing or accelerating (except as contemplated by this Agreement or the effect of which is contingent upon the consummation of the Transactions).

Section 3.24              Information Supplied. None of the information relating to the Acquired Parties supplied by any Acquired Party, or by any other Person acting on behalf of an Acquired Party, in writing for inclusion in the Landcadia Purchase Proxy Statement shall, as of the date of the Landcadia Purchase Proxy Statement (or any amendment or supplement thereto) is first mailed to the Landcadia Common Stockholders, at the time of the Special Meeting, or at the Closing Date, contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

Section 3.25             No Brokers’ Fees. Except as set forth on Schedule 3.25, no broker, finder, investment banker or other Person acting on behalf of Seller Parent or any Acquired Party is, or shall be, entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or the Transactions from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 3.26             GNOG HoldCo Activities. Since its formation, GNOG HoldCo (i) has not engaged in any business activities or conducted any operations other than to hold the Company Capital Stock, other than as contemplated by the Reorganization, and (ii) does not own any assets other than the Company Capital Stock.

Section 3.27              No Additional Representations and Warranties. Except as provided in this Article III or the ancillary agreements, none of Seller Parent or any of the Acquired Parties, THE PREDECESSOR ENTITIES or any of their respective Representatives has made, or is making, any express or implied representation or warranty (written or oral) to Landcadia, Landcadia HoldCo or their Affiliates or Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither Seller Parent nor any of the Acquired Parties nor any other Person makes or has made any representation or warranty to the other Parties hereto (or their Affiliates or Representatives) with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to any Acquired Party or (b) any oral or (except for the representations and warranties made by Seller Parent in this Article III, including any disclosure schedule, or in any ancillary agreements) written information made available to the other Parties hereto in the course of their evaluation of the Acquired Parties, the negotiation of this Agreement or in the course of the Transactions. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ARTICLE iii, THE ACQUIRED PARTIES AND PREDECESSOR ENTITIES HAVE NOT made, AND ARE NOT making, AND EXPRESSLY DISCLAIM any express or implied representation or warranty (written or oral) ABOUT THE BUSINESSES OR OPERATIONS OF THE PREDECESSOR ENTITIES, EXCEPT TO THE EXTENT ARISING OUT OF OR RELATING TO THE “bUSINESS” (AS SUCH TERM IS DEFINED IN THIS AGREEMENT).

Article IV

Representations and Warranties of

Landcadia and Landcadia HoldCo

Except as set forth on the Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports, Landcadia and Landcadia HoldCo represent and warrant to Seller Parent as follow as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 4.1               Organization and Authority. Each of Landcadia and Landcadia HoldCo (a) is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate or limited liability company power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted. Each of Landcadia and Landcadia HoldCo is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Landcadia or Landcadia HoldCo enter into this Agreement or consummate the Transactions.

Section 4.2                Authorization and Enforceability.

(a)                Each of Landcadia and Landcadia HoldCo has all requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement and, upon receipt of Landcadia Stockholder Approval, to consummate the Transactions. At the Closing, each of the Landcadia Parties will have full corporate or limited liability company power and authority to enter into and perform its obligations under each other agreement, document or certificate to be executed by such Party at the Closing and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement in effect as of the date of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the Landcadia Disinterested Directors (with the remaining Landcadia Board recusing themselves) and the board of managers of Landcadia HoldCo, and except for, approval by the holders of a majority of the shares of Landcadia Common Stock that are voted at the Special Meeting, no other corporate or limited liability company power proceeding on the part of Landcadia or Landcadia HoldCo is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Landcadia and Landcadia HoldCo and assuming due authorization and execution by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Landcadia and Landcadia HoldCo, enforceable against Landcadia and Landcadia HoldCo in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each Ancillary Agreement to be executed by Landcadia or Landcadia HoldCo at the Closing will be, when executed and delivered by such entity, duly and validly executed and delivered, and assuming due authorization and execution by each other Party thereto and consummation of the Closing, will constitute a legal, valid and binding obligation of such entity, enforceable against such entity, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b)               Assuming a quorum is present, the affirmative vote of a majority of the shares of Landcadia Capital Stock entitled to vote at the Special Meeting is the only vote of any of Landcadia’s capital stock necessary in connection with the entry into this Agreement by the Landcadia Parties and any Ancillary Agreement to which it is a party, the approval of each of the Transaction Proposals and the consummation of the Transactions.

(c)                At a meeting duly called and held, the Landcadia Disinterested Directors unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Landcadia Common Stockholders; (ii) determined that the fair market value of the Acquired Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and Taxes payable on interest earned on the Trust Account) as of the date of this Agreement; (iii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it or Landcadia HoldCo is or will be a party and the consummation of the Transactions contemplated by this Agreement and such Ancillary Agreements, (iv) approved the Transactions as a Business Combination; and (v) resolved to recommend to Landcadia Common Stockholders the approval of the Transactions and each of the Transaction Proposals.

Section 4.3               Noncontravention. The execution, delivery and performance of this Agreement by Landcadia and Landcadia HoldCo and, upon receipt of Landcadia Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of Landcadia Organizational Documents or any organizational documents of any Subsidiaries of Landcadia (including Landcadia HoldCo), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Landcadia or Landcadia HoldCo, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Landcadia or any Subsidiaries of Landcadia (including Landcadia HoldCo) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Landcadia (including Landcadia HoldCo), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Landcadia or Landcadia HoldCo to enter into and perform its respective obligations under this Agreement.

Section 4.4                Litigation and Proceedings. There are no pending or, to the knowledge of Landcadia, threatened, Actions against Landcadia or Landcadia HoldCo, or otherwise affecting Landcadia or Landcadia HoldCo or their assets. As of the date of this Agreement, to the knowledge of Landcadia, neither Landcadia nor Landcadia HoldCo is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority. Neither Landcadia nor Landcadia HoldCo has received written notification that any investigation or inquiry is being or has been conducted by any Governmental Authority in respect of the affairs of Landcadia or Landcadia HoldCo which could reasonably be expected to have a Landcadia Material Adverse Effect.

Section 4.5               Governmental Authorities; Consents. Subject to receipt of Landcadia Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Landcadia or Landcadia HoldCo with respect to Landcadia or Landcadia HoldCo’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act and Federal Securities Laws.

Section 4.6                 Financial Ability; Trust Account.

(a)               There is at least $321,232,274.90 (less, as of the Closing, the Redemption Amount payable to the holders of Landcadia Class A Common Stock who have validly exercised their right to receive payment pursuant to the Landcadia Stock Redemption) invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to that certain Investment Management Trust Agreements, dated May 6, 2019, by and between Landcadia and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released without the prior written consent of Seller Parent, except in accordance with the Trust Agreement and Landcadia Organizational Documents. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Landcadia has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since May 6, 2019, Landcadia has not released any money from the Trust Account except permitted pursuant to the Landcadia Organizational Documents. As of the Closing, the obligations of Landcadia to dissolve or liquidate pursuant to Landcadia Organizational Documents shall terminate, and as of the Closing, Landcadia shall have no obligation whatsoever pursuant to Landcadia Organizational Documents to dissolve and liquidate the assets of Landcadia by reason of the consummation of the Transactions. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to a Landcadia Stock Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending with or, to the knowledge of Landcadia, threatened by any Governmental Authority with respect to the Trust Account.

(b)               As of the date hereof, and assuming the rights of Landcadia Common Stockholders to cause Landcadia to redeem their shares of Landcadia Class A Common Stock for cash pursuant to Landcadia Organizational Documents are not exercised, available cash in the Trust Account is sufficient for Landcadia and Landcadia HoldCo to complete the Transactions and to pay all fees, prepayment premiums, costs (including breakage costs and termination amounts) and expenses required to be paid by Landcadia or Landcadia HoldCo in connection with the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and GNOG HoldCo contained herein and the compliance by the Company and GNOG HoldCo with their respective obligations hereunder, none of Landcadia or Landcadia HoldCo has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Landcadia and Landcadia HoldCo on the Closing Date.

Section 4.7                No Brokers’ Fees. Except as set forth on Schedule 4.7 (which fees shall be the sole responsibility of Landcadia), no broker, finder, investment banker or other Person acting on behalf of Landcadia or any of its Affiliates (including Landcadia HoldCo) is entitled to any brokerage fee, finders’ fee or other commission from any of the other Parties or from any of their respective Affiliates in connection with the Transactions based upon arrangements made by Landcadia, Landcadia HoldCo or any of their respective Affiliates. For purposes of this Section 4.7, any relationship between Landcadia and Seller Parent as Affiliate shall not be taken into account.

Section 4.8                 Solvency. Assuming that (a) the representations and warranties of the Company, GNOG HoldCo and Seller Parent contained in this Agreement are true, accurate and complete in all material respects; (b) the performance in all material respects by the Acquired Parties of their respective obligations hereunder and (c) assuming the satisfaction of all of the conditions to the obligations of Landcadia to consummate the Transactions, at and immediately after the Closing, each of Landcadia and Landcadia HoldCo (a) will be solvent, (b) will have adequate capital and liquidity with which to engage in their respective businesses and (c) will not have incurred and do not plan to incur debts beyond their respective abilities to pay as they mature or become due.

Section 4.9                 SEC Reports; Financial Statements.

(a)                Landcadia has timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 6, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits or schedules thereto and any other information incorporated therein, the “SEC Reports”). Each of the SEC Reports at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply or, if amended, complied as of the date of the most recent amendment, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Reports in effect as of the respective dates thereof. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (the “Landcadia Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Landcadia as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)                Landcadia has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Landcadia is made known to Landcadia’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Landcadia’s knowledge, such disclosure controls and procedures are effective in timely alerting Landcadia’s principal executive officer, principal financial officer to material information required to be included in Landcadia’s periodic reports required under the Exchange Act.

(c)                Landcadia has established and maintained a system of internal controls and, to Landcadia’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Landcadia’s financial reporting and the preparation of the Landcadia Financial Statements for external purposes in accordance with GAAP.

(d)                There is no liability, debt or obligation against any Landcadia Party that would be required to be set forth or reserved for on a balance sheet of such Landcadia Party (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (i) reflected or reserved for on the Landcadia Financial Statements or disclosed in the notes thereto (if any) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Landcadia Parties, taken as a whole) or (ii) that have arisen since the date of the most recent balance sheet included in the Landcadia Financial Statements in the ordinary course of business consistent with past practice.

(e)                Each director and executive officer of Landcadia has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Landcadia and Landcadia HoldCo have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)                 Except as disclosed in the SEC Reports, no current officer or director of any Landcadia Party or, to the knowledge of Landcadia, any current stockholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person, has had, either directly or indirectly, a material interest in: (i) any person or entity that purchases from, or sells, licenses or furnishes to, any Landcadia Party any goods, property, technology, Intellectual Property or other property rights or services; or (ii) any Contract to which any Landcadia Party is a party or by which it may be bound.

Section 4.10               Business Activities.

(a)                Since its respective organization, no Landcadia Party has conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the Landcadia Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Landcadia or Landcadia HoldCo or to which Landcadia or Landcadia HoldCo is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Landcadia Parties, any acquisition of property by the Landcadia Parties or the conduct of business by the Landcadia Parties as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Landcadia or Landcadia HoldCo to enter into and perform their obligations under this Agreement.

(b)                Except for Landcadia HoldCo, Landcadia does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.11              Proxy Statement. None of the information to be included in the Landcadia Purchase Proxy Statement (other than any information provided by or on behalf of the Acquired Parties) shall, as of the date the Landcadia Purchase Proxy Statement (or any amendment or supplement thereto) is first mailed to Landcadia Common Stockholders, at the time of the Special Meeting, or at the Closing Date, contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

Section 4.12              No Landcadia Material Adverse Effect. Since the date of the latest Form 10-Q of Landcadia filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Landcadia that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Landcadia Material Adverse Effect.

Section 4.13              Capitalization.

(a)               The authorized capital stock of Landcadia consists of (i) 200,000,000 shares of Landcadia Class A Common Stock of which 31,625,000 were issued and outstanding as of the date of the Landcadia’s most recent Current Report on Form 10-Q filed on May 13, 2020, (ii) 20,000,000 shares of Landcadia Class B Common Stock of which 7,906,250 shares are issued and outstanding as of the date of this Agreement, (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which none are issued and outstanding as of the date of this Agreement, (iv) warrants to purchase 10,541,667 shares of Landcadia Class A Common Stock at a price of $11.50 per share, and (v) warrants to purchase 5,883,333 shares of Landcadia Class A Common Stock at a price of $11.50 per share (the “Private Placement Warrants”). Except as set forth in this Section 4.13(a) or as set forth on Schedule 4.13(a), there are no other shares of common stock, preferred stock or other equity interests of Landcadia authorized, reserved, issued (or planned to be issued) or outstanding. Following the adoption of the Landcadia Fourth A&R Certificate of Incorporation at the Closing, the authorized capital stock of Landcadia will consist of (i) 220,000,000 shares of Landcadia Class A Common Stock, (ii) 50,000,000 shares of Landcadia Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share in accordance with the Landcadia Fourth A&R Certificate of Incorporation.

(b)               As of the date of this Agreement, each of the issued and outstanding membership interests of Landcadia HoldCo are owned by Landcadia, free and clear of all Liens (other than Securities Liens). As of the Closing and following the adoption of the Landcadia HoldCo A&R LLCA, the authorized membership interests of Landcadia HoldCo will consist of a number of issued and outstanding Landcadia HoldCo Class A Units equal to the number of Landcadia Class A Common Stock then issued and outstanding and a number of issued and outstanding Landcadia HoldCo Class B Units equal to the Base Equity Consideration Unit Count. All of the Landcadia HoldCo Class A Units are, and at the Closing will be, owned by Landcadia, and, other than the Landcadia HoldCo Class B Units to be issued at Closing in accordance with this Agreement, there are no (i) other equity or voting interests in Landcadia HoldCo, (ii) no securities of Landcadia HoldCo convertible or exchangeable for equity or voting interests in Landcadia HoldCo and (iii) no options or other rights to acquire from Landcadia HoldCo, and no obligations of Landcadia HoldCo to issue, any equity or voting interests or securities convertible into or exchangeable for equity or voting interests in Landcadia HoldCo. Landcadia HoldCo has not conducted any business prior to the date of this Agreement and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. All of the Landcadia HoldCo Membership Interests outstanding as of the date of this Agreement have been duly authorized and are validly issued.

(c)               All of the outstanding Landcadia capital stock (including, but not limited to, any preferred stock, warrants and the Private Placement Warrants) have been duly authorized and are validly issued and are fully paid and non-assessable, and upon the Closing, the Landcadia Class B Common Stock to be issued at Closing in accordance with this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable. Other than as set forth in Schedule 4.13(c), Landcadia does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Landcadia on any matter. No issued and outstanding shares of any of the capital stock of Landcadia are held in treasury.

(d)               Except as set forth on Schedule 4.13(d), there are no voting trusts or other agreements or understandings to which Landcadia and Landcadia HoldCo are a party with respect to the voting of the capital stock, membership interests or other equity interests of Landcadia and Landcadia HoldCo.

Section 4.14              Reporting Company. Landcadia is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Landcadia Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

Section 4.15             Listing. The Landcadia Class A Common Stock is listed on Nasdaq. Landcadia has not received any oral or written notice that the Landcadia Class A Common Stock is ineligible or will become ineligible for listing on Nasdaq nor that the Landcadia Class A Common Stock does not meet all requirements for the continuation of such listing. Neither Landcadia nor Landcadia HoldCo has taken any action that is intended to terminate the registration of the Landcadia Class A Common Stock under the Exchange Act. Landcadia satisfies all the requirements for the continued listing of the Landcadia Class A Common Stock on Nasdaq. Landcadia is in material compliance with all applicable Nasdaq listing and corporate governance rules and has been in such material compliance since May 6, 2019.

Section 4.16            Sarbanes-Oxley Act. Landcadia is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Landcadia Material Adverse Effect.

Section 4.17              Investment Company. Landcadia is not an “investment company” within the meaning of the Investment Company Act.

Section 4.18             Application of Takeover Protections. Landcadia and the Landcadia Board have taken all necessary action to render inapplicable any control share acquisition, Business Combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Third A&R Certificate of Incorporation (or similar charter documents) or the Laws of the State of Delaware that are or could become applicable to the Company as a result of the Landcadia Parties fulfilling their respective obligations or exercising their respective rights under this Agreement, including without limitation as a result of Landcadia’s issuance of the Voting Stock Consideration.

Section 4.19             No Market Manipulation. Neither Landcadia nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Landcadia Class A Common Stock to facilitate the sale or resale of the Landcadia Class A Common Stock or affect the price at which the Landcadia Class A Common Stock may be issued or resold; provided, however, that this provision shall not prevent Landcadia from engaging in investor relations or public relations activities consistent with past practices.

Section 4.20             No Disagreements with Accountants and Lawyers. To Landcadia’s knowledge, there are no disagreements of any kind presently existing, or reasonably anticipated by Landcadia to arise, between Landcadia and the accountants and lawyers formerly or presently employed by Landcadia, including, disputes or conflicts over payment owed to such accountants and lawyers.

Section 4.21             DTC Status. Landcadia’s transfer agent is a participant in, and the Landcadia Class A Common Stock is eligible for transfer pursuant to, the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, contact person and email address of Landcadia’s transfer agent is set forth on Schedule 4.21.

Section 4.22               Taxes.

(a)               All material Tax Returns required by Law to be filed by each of Landcadia and Landcadia HoldCo have been timely filed, and all such Tax Returns are true, accurate and complete in all material respects.

(b)               All material amounts of Taxes due and owing by Landcadia and Landcadia HoldCo have been paid.

(c)                Each of Landcadia and Landcadia HoldCo has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)               None of Landcadia and Landcadia HoldCo is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. None of Landcadia and Landcadia HoldCo has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. With respect to each of Landcadia and Landcadia HoldCo, no written claim has been made, since each party’s formation by any Governmental Authority in a jurisdiction where such party does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of each of Landcadia and Landcadia HoldCo and no written request for any such waiver or extension is currently pending.

(e)                None of Landcadia and Landcadia HoldCo has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years immediately preceding the date of this Agreement.

(f)                None of Landcadia and Landcadia HoldCo has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)                None of Landcadia and Landcadia HoldCo shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (vi) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date or (vii) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h)                There are no Liens with respect to Taxes on any of the assets of Landcadia and Landcadia HoldCo, other than Liens for Taxes not yet due and payable.

(i)                 None of Landcadia and Landcadia HoldCo has ever (i) been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is or was Landcadia) or (ii) had any liability for the Taxes of any Person (other than Landcadia or any Subsidiary thereof) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(j)                 None of Landcadia and Landcadia HoldCo is a party to or bound by, and does not have any obligation to any Governmental Authority or other Person under, any Tax allocation, Tax sharing, Tax indemnification or similar agreements, other than pursuant to customary provisions in contracts entered into in the ordinary course of business the primary purpose of which are not related to Taxes.

(k)                None of Landcadia and Landcadia HoldCo has granted any power of attorney that is currently in force with respect to any material Taxes or material Tax Returns.

(l)                 Landcadia HoldCo is, and has been since its formation, treated as a partnership for U.S. federal income tax purposes or an entity disregarded as separate from Landcadia under Treasury Regulation 301.7701-3.

Section 4.23              Investment Purpose. Landcadia HoldCo is acquiring the GNOG HoldCo Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Landcadia Parties acknowledge that the GNOG HoldCo Membership Interests are not registered under the Securities Act or any state securities Laws, and that the GNOG HoldCo Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Landcadia Parties are able to bear the economic risk of holding the GNOG HoldCo Membership Interests for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.24              Licensability. None of the Landcadia Parties nor any of their Representatives or Affiliates has ever been denied, or had revoked, a material gaming license or finding of suitability or has ever been found unsuitable or been disqualified by a Gaming Regulatory Authority or other Governmental Authority. To Landcadia’s knowledge, as of the Closing Date, following consultation with Landcadia’s legal and regulatory advisors, there are no facts which would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a material gaming license or other Gaming Approval held by or issued to any Landcadia Party or its Representatives or Affiliates, or (b) result in a negative outcome under the licensing or suitability proceedings necessary for the consummation of the Transactions, including the imposition of any materially negative condition being placed on any material license or finding of suitability.

Section 4.25              Compliance with Laws. Landcadia and Landcadia HoldCo are in compliance in all material respects with all Laws applicable to Landcadia and Landcadia HoldCo or any of their respective properties or assets.

Section 4.26            NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. Except as provided in this Article IV OR THE ANCILLARY AGREEMENTS, none of Landcadia or Landcadia HoldCo or any of their respective Representatives has made, or is making, any representation or warranty whatsoever to any Seller Party or its Affiliates. In particular, without limiting the foregoing, neither Landcadia or Landcadia HoldCo nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Landcadia or Landcadia HoldCo or (b) any oral or, except for the representations and warranties made by Landcadia or Landcadia HoldCo in this Article IV (including any disclosure schedule) or any ancillary agreement, written information made available to the other Parties hereto in the course of their evaluation of Landcadia AND Landcadia HoldCo, the negotiation of this Agreement or in the course of the Transactions. FOR PURPOSES OF THIS SECTION 4.26, any relationship between landcadia and seller parent as affiliate or any form of representative shall not be taken into account.

Section 4.27              No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Landcadia and Landcadia HoldCo acknowledge and agree that none of Seller Parent, the Acquired Parties or any of their respective direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV or the Ancillary Agreements, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquired Parties, and Landcadia and Landcadia HoldCo specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Article IV or the Ancillary Agreements that may have been made by any Person, and acknowledge and agree that Seller Parent, the Acquired Parties, and their respective direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Landcadia and Landcadia HoldCo further acknowledge and agree that they have conducted their own independent review and analysis of the Acquired Parties and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of such Acquired Parties. For purposes of this Section 4.27, any relationship between Landcadia and Seller Parent as Affiliate or any form of Representative or equityholder shall not be taken into account.

Article V

Covenants

Section 5.1                Conduct of the Business. GNOG HoldCo and the Company each agree that, during the period commencing on the date of this Agreement and ending as of the earlier of (x) termination of this Agreement in accordance with Article VIII, and (y) the Closing, each Acquired Party shall, except (A) as otherwise expressly and specifically required or permitted by this Agreement (including by the Reorganization), (B) as consented to in writing by Landcadia through action by the Landcadia Disinterested Directors, which consent shall not be unreasonably withheld, conditioned or delayed, (C) as required by Law (including any Applicable Gaming Law) or any Governmental Authority, or (D) as set forth on Schedule 5.1:

(a)                use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects;

(b)                use commercially reasonable efforts to maintain the Business and the properties and operations of each Acquired Party, preserve intact the current business organization of the Acquired Parties, keep available the services of the current officers, key employees and agents of each Acquired Party and maintain the relations and goodwill with suppliers, customers, lessors, licensors and others having business relationships with them; and

(c)                not, directly or indirectly, effect any of the following:

(i)                 make any change in or amendment to its Organizational Documents;

(ii)              (A) make, declare or pay any dividend or distribution to any equityholder of any Acquired Party, (B) effect any recapitalization, reclassification, split or other change in its capitalization or (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(iii)             enter into, become subject to, assume, assign, partially or completely amend any material term of, modify any material term of or voluntarily terminate (excluding any expiration in accordance with its terms) any Material Contract including, any lease related to the Real Property and any collective bargaining or similar agreement to which any Acquired Party is a party or by which it is bound, other than amendments, modifications, renewals or entry into such agreements in the ordinary course consistent with past practice; and

(iv)             incur, assume, or guarantee any Indebtedness (other than as pursuant to the Credit Agreement Amendment, the A&R Intercompany Notes or accounts payable or accrued liabilities in the Ordinary Course of Business);

(v)              (A) sell, lease, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, encumber, or otherwise dispose of any of its properties or assets that are material to its business, except for (1) sales or dispositions of tangible items or materials in an amount not in excess of $500,000.00 in the aggregate or (2) non-exclusive licenses of Owned Intellectual Property granted by any Acquired Party to its customers in the Ordinary Course of Business; or (B) subject any Owned Intellectual Property to Copyleft Terms; or

(vi)             disclose any material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);

(vii)            (A) grant or agree to grant to any employee or other independent contractor of any Acquired Party, who has annual compensation in excess of $100,000, any material increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or (B) adopt or establish any new compensation or employee benefit plans or arrangements, or amend, terminate, or agree to amend or terminate any existing Company Benefit Plans, or (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date of this Agreement), or (D) make or agree to make any material bonus or incentive payments to any individual outside of the currently effective bonus plan at any Acquired Party, or (E) enter into or amend or terminate any employment, consulting or material compensation agreement with any employee or other independent contractor of any Acquired Party (1) for which the annual compensation to be paid is greater than $100,000 or (2) that is not terminable upon notice without liability to any Acquired Party, or (F) make any change to the key management structure of the Acquired Parties, including the hiring and firing of additional officers or termination of existing officers (other than for “cause”), in each case, except (1) as may be required under applicable Law, (2) as required pursuant to Company Benefit Plans in accordance with their existing terms as in effect on the date hereof, (3) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof, provided to Landcadia prior to the date hereof and set forth on Schedule 3.17(a), or (4) in the Ordinary Course of Business;

(viii)           (A) make, change or rescind any Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) change any Tax period, (D) adopt or change any method of Tax accounting, (E) file any amended Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (H) request any Tax ruling from a competent authority;

(ix)              cancel or forgive any Indebtedness owed to any Seller Party;

(x)               write off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves.

(xi)             except as may be required by applicable Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of any Acquired Party (or change an annual accounting period);

(xii)             unless required by applicable Law, (A) enter into or amend any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Acquired Parties;

(xiii)           plan, announce, implement or effect any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the Federal Worker Adjustment and Retraining Notification Act of 1988, as amended (or any applicable state analogue statute);

(xiv)           grant or otherwise create, permit or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Real Property;

(xv)            make any material change to any of the cash management practices of the Acquired Parties, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvi)          waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any liabilities, other than in the Ordinary Course of Business or that otherwise do not exceed $200,000 individually or $500,000 in the aggregate;

(xvii)          make or incur any capital expenditures or commitments therefor or enter into any operating lease, except in the Ordinary Course of Business (which shall be deemed to include any capital expenditure incurred in connection with the Live Dealer Studio) and in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate;

(xviii)         (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or Person, (B) make any acquisition of any assets, business, stock or other properties in excess of $500,000 individually or $1,000,000 in the aggregate, (C) acquire any assets in excess of $1,000,000 or (D) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Party (other than the Transactions and the Reorganization);

(xix)            enter into any agreement that materially restricts the ability of any Acquired Party to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of any Acquired Party to enter a new line of business;

(xx)            make any loans, investments in, capital contributions or advances to any Person, except for advances to employees, officers or customers of any Acquired Party in the Ordinary Course of Business;

(xxi)            fail to maintain, cancel or materially change coverage under any Insurance Policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to each Acquired Party and its assets and properties;

(xxii)           form any Subsidiary, except to the extent deemed advisable in connection with obtaining regulatory approvals in the State of Michigan or State of Pennsylvania;

(xxiii)          enter into any material lease other than the New Lease Agreements; and

(xxiv)         authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1(c).

Landcadia and Landcadia HoldCo each acknowledge and agree that: (i) nothing contained in this Agreement, including the restrictions set forth in this Section 5.1, shall give Landcadia or Landcadia HoldCo, directly or indirectly, the right to control or direct the Acquired Parties’ operations prior to the Closing, (ii) prior to the Closing, the Acquired Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Landcadia shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could, as determined by Landcadia’s counsel, violate any Law. Further, nothing contained in this Section 5.1 or elsewhere in this Agreement shall preclude the Acquired Parties, in their sole discretion, from settling, cancelling or otherwise terminating all of the Acquired Parties’ obligations, receivables, payables, loans or other intercompany accounts between any Acquired Party, on one hand, and any other Acquired Party or any Seller Party, on the other hand.

Section 5.2               Signing Form 8-K. As promptly as practicable, Landcadia shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and the Company and Landcadia shall jointly issue a mutually agreeable press release announcing the execution of this Agreement.

Section 5.3                Financial Statements and Related Information. As promptly as practicable following the date hereof, the Company or New GNOG (as applicable) shall provide to Landcadia and Landcadia HoldCo unaudited financial statements of the Company or New GNOG (as applicable), including balance sheets, statements of income (loss) and statements of changes in stockholders’ equity (deficit) and statements of cash flows, together with any related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and a review by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of the Company or New GNOG (as applicable) after January 1, 2020 (and the comparable period in the prior year) and at least forty (40) days prior to the Closing Date, in each case within forty (40) days following the end of each such fiscal quarter, in each case, with all periods presented as if the Initial GNOG Reorganization had occurred as of the earliest period presented.

Section 5.4                 Proxy Solicitation; Proxy Statement; Other Actions.

(a)               As promptly as practicable (provided that the Company has provided to Landcadia the Financial Statements as required by Section 5.3(a) and the information required to be provided by the Company pursuant to this Section 5.4(a)), Landcadia and the Company shall prepare, and once mutually agreed, Landcadia shall file with the SEC, the Landcadia Purchase Proxy Statement, which shall comply as to form, in all material respects, with the relevant provisions of the Exchange Act and other requirements applicable thereto. Landcadia and the Company shall each use commercially reasonable efforts to have any comments to the Landcadia Purchase Proxy Statement received from the SEC “cleared” as promptly as reasonably practicable after receipt of any such comments, and Landcadia shall thereafter, in compliance with the relevant requirements of the Exchange Act, mail or deliver to the Landcadia Common Stockholders the definitive Landcadia Purchase Proxy Statement.

(b)                Landcadia shall notify the Company promptly after the filing of the Landcadia Purchase Proxy Statement with the SEC, when any supplement or amendment thereto has been filed, any request by the SEC for amendment of or comments thereon and responses thereto, or requests by the SEC for additional information (in each case, whether written or oral), and promptly provide Seller Parent copies of all material correspondence or written or oral summaries of any oral discussions with respect thereto. No supplement or amendment to the Landcadia Purchase Proxy Statement, or response to any SEC comment or inquiry will be made by Landcadia or Landcadia HoldCo without the prior written consent of Seller Parent (which shall not be unreasonably withheld, conditioned or delayed).

(c)                Each of the Company and Landcadia acknowledges that a substantial portion of the Landcadia Purchase Proxy Statement and certain other forms, reports and other filings required to be made by Landcadia under the Exchange Act in connection with the Transactions (collectively, “Additional Landcadia Filings”) will include disclosure regarding the Acquired Parties and their respective businesses, and their management, operations and financial condition. Accordingly, upon written request from Landcadia, the Company shall, and shall cause the Acquired Parties to, as promptly as reasonably practicable, provide Landcadia with all information concerning the Acquired Parties, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in any Landcadia SEC Filing. The Company shall make, and shall cause the Acquired Parties to make, their Affiliates, directors, officers, managers, employees, accountants and auditors reasonably available to Landcadia and its counsel in connection with the drafting of the Landcadia Purchase Proxy Statement and Additional Landcadia Filings and responding in a reasonably timely manner to any comments thereto from the SEC. Without limiting the generality of the foregoing, the Company shall cooperate with Landcadia in connection with the preparation for inclusion in the Landcadia Purchase Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). Landcadia, acting through the Landcadia Board, shall include in the Landcadia Purchase Proxy Statement the recommendation of the Landcadia Board that the Landcadia Common Stockholders vote in favor of each of the Transaction Proposals, as provided in Section 5.5 (the “Landcadia Board Recommendation”) and shall, consistent with the terms of this Agreement, otherwise use its commercially reasonable efforts to obtain the Landcadia Stockholder Approval. Neither the Landcadia Board nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to Seller Parent, the Company or GNOG HoldCo), the Landcadia Board Recommendation; provided, that the Landcadia Board may withdraw or modify the Landcadia Board Recommendation only if the Landcadia Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably expected to be inconsistent with its fiduciary obligations under applicable Law.

(d)                Each of the Company and Landcadia shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Landcadia Purchase Proxy Statement will, as of the date the Landcadia Purchase Proxy Statement (or any amendment or supplement thereto) is first mailed to the Landcadia Common Stockholders, at the time of the Special Meeting, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company, GNOG HoldCo, Landcadia, Landcadia HoldCo or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Landcadia that is required to be set forth in an amendment or supplement to the Landcadia Purchase Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Landcadia Common Stockholders.

Section 5.5                Landcadia’s Special Meeting. Landcadia shall, as promptly as practicable after the Landcadia Purchase Proxy Statement is “cleared” by the SEC’s staff (a) give notice of and (b) convene and hold a special meeting of its stockholders (the “Special Meeting”) in accordance with the Landcadia Organizational Documents, for the purposes of obtaining Landcadia Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Landcadia Stock Redemption. Landcadia shall, through the Landcadia Board, acting only through the Landcadia Disinterested Directors, recommend to the Landcadia Common Stockholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the issuance of shares of Landcadia Common Stock in connection with the Transactions, if required under exchange rules and regulations, (C) adoption and approval of the Landcadia Fourth A&R Certificate of Incorporation, (D) approval of the adoption of the Landcadia 2020 LTIP, (E) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Landcadia Purchase Proxy Statement or correspondence related thereto, (F) adoption and approval of any other proposals as reasonably agreed by Landcadia and the Company to be necessary or appropriate in connection with the Transactions, and (G) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), collectively, the “Transaction Proposals”). Landcadia shall promptly notify the Company in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Company (a “Change in Recommendation”). Landcadia agrees that its obligation to establish the Landcadia Record Date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Change in Recommendation, and Landcadia agrees to establish the Landcadia Record Date for, duly call, give notice of, convene and hold the Special Meeting, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Landcadia shall be entitled to postpone or adjourn the Special Meeting (a) to ensure that any supplement or amendment to the Landcadia Purchase Proxy Statement that the Landcadia Disinterested Directors have determined in good faith is required by applicable Law is disclosed to Landcadia Common Stockholders and for such supplement or amendment to be promptly disseminated to Landcadia Common Stockholders prior to the Special Meeting, (b) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Landcadia Purchase Proxy Statement), there are insufficient Landcadia Common Stockholders to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from Landcadia Disinterested Stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.6                 Closing Form 8-K; Closing Press Release. At least five (5) days prior to Closing, Landcadia shall begin preparing, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Company and Landcadia shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, Landcadia shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

Section 5.7                Access to Information. From time to time prior to the Closing, Landcadia and Landcadia HoldCo shall, and GNOG HoldCo and the Company shall, and shall cause each of the other Acquired Parties to (any such Person in such capacity, a “Disclosing Party”), afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Disclosing Party, to all properties, books, Contracts, commitments, Tax Returns, records, officers and appropriate employees of such Disclosing Party, and shall furnish such requesting Party or Representative with all financial and operating data and other information concerning the affairs of such Disclosing Party as such requesting Party or Representative may reasonably request, in each case, (i) subject to restrictions under applicable Law and any confidentiality obligations or similar restrictions that may be applicable to information furnished by third parties that may be in the possession of such Disclosing Party, and (ii) except for any information that in the opinion of legal counsel of the Disclosing Party would result in the loss of attorney-client privilege or other privilege from disclosure. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the limitations in the preceding sentence apply. All information obtained by a Party pursuant to this Section 5.7 shall remain subject to the Nondisclosure Agreement prior to the Closing.

Section 5.8                 Commercially Reasonable Efforts; Consents.

(a)                Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws (including Applicable Gaming Laws) to consummate the Transactions reasonably promptly after the date hereof, including obtaining all licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.1, Section 6.2 and Section 6.3; provided, that subject to the following sentence, in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to obtain the Gaming Approvals or to the SEC in connection with the Transactions, including the Landcadia Purchase Proxy Statement). Landcadia shall pay any applicable filing fees due under the HSR Act.

(b)                In the event any filings or submissions are required under the HSR Act in connection with the Transactions, without limiting the generality of the foregoing, each Party shall promptly after execution of this Agreement (but in no event later than fifteen (15) Business Days after the date hereof) make all such filings or submissions as are required under the HSR Act. Each Party shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party shall promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each Party shall: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Authority regarding any of the Transactions; (ii) permit each other to review in advance any proposed written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and (iv) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c)                No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d)                Notwithstanding anything to the contrary in this Section 5.8, nothing contained in this Agreement shall be construed to require any Party to take or agree to take any action in response to a condition or requirement imposed by a Governmental Authority in connection with granting a Permit or other consent or approval if such action, individually or in the aggregate, would or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Acquired Parties, taken as a whole (immediately following the Closing) (each of such actions, a “Burdensome Condition”). None of the Parties nor any of their respective Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to a Burdensome Condition without the prior written consent of the other Parties.

Section 5.9                 Publicity. None of the Parties shall and, each Party shall cause its Representatives not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.9. Nothing in this Section 5.9 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the Landcadia Board); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

Section 5.10               Non-Solicitation.

(a)                From the date of this Agreement until the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated, other than in connection with the Transactions (including, for the avoidance of doubt, the Reorganization), Landcadia agrees that it shall not, and shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives (including investment bankers, attorneys and accountants), to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Alternate Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to an Alternate Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternate Business Combination, or (iii) enter into any agreement relating to an Alternate Business Combination. Landcadia shall promptly notify the Company of any submissions, proposals or offers made with respect to an Alternate Business Combination as soon as practicable following Landcadia’s awareness thereof. Landcadia and its officers and directors shall, and shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Alternate Business Combination, other than with respect to the Transactions.

(b)                From the date of this Agreement until the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated, other than in connection with the Transactions or the Reorganization, the Company agrees that it shall not, and shall not authorize or (to the extent within its control) permit any of its Representatives (including investment bankers, attorneys and accountants) or any other Acquired Party to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Landcadia as soon as practicable following its awareness thereof.

Section 5.11               Directors’ and Officers’ Indemnification.

(a)                Landcadia and Landcadia HoldCo shall and shall cause each of the Acquired Parties immediately following the Closing to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of any Acquired Party or who, at the request of any Acquired Party, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) to the extent required by Law or as provided in the respective Organizational Documents, indemnification agreements or similar Contracts to which such Acquired Party is a party or bound, shall survive and continue in full force and effect for a period of not less than six (6) years from the Closing Date and indemnification agreements or similar Contracts and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. None of Landcadia, Landcadia HoldCo nor any Acquired Party shall settle, compromise or consent to the entry of judgment in any Action, proceeding or investigation or threatened Action, proceeding or investigation without the written consent of such Indemnified Person.

(b)                On or prior to the Closing Date, Landcadia shall purchase on commercially reasonable terms and maintain in effect for a period of six (6) years thereafter, “run off” coverage as provided by the Acquired Parties’ fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under such Acquired Parties’ existing policies.

(c)                From and after the Closing, the Landcadia Parties shall, and hereby agree to cause the Acquired Parties to, jointly and severally indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of each Acquired Party and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Acquired Parties or as trustees or fiduciaries of any plan for the benefit of employees of the Acquired Parties, occurring prior to the Closing, including the execution of this Agreement and the Transactions (whether such claims are asserted prior to, on or after the Closing). Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Closing, The Landcadia Parties and the Acquired Parties, jointly and severally, from and after the Closing, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Landcadia Parties and Acquired Parties shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.11 or any Action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)                Notwithstanding any other provisions of this Agreement, the obligations of the Landcadia Parties and the Acquired Parties contained in this Section 5.11 shall be binding upon the successors and assigns of the Landcadia Parties and the Acquired Parties. In the event any of the Landcadia Parties or the Acquired Parties, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Landcadia or such Landcadia Party or such Acquired Party, as the case may be, honor the indemnification and other obligations set forth in this Section 5.11.

(e)                The obligations of the Landcadia Parties and the Acquired Parties under this Section 5.11 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.11 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

(f)                 Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any applicable Law, Contract or otherwise, including pursuant to any policy that is or has been in existence with respect to the Acquired Parties or any of their directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims.

Section 5.12            No Landcadia Stock Transactions. From and after the date of this Agreement until the Closing, other than as contemplated by this Agreement, no Seller Party or any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Landcadia. Seller Parent shall use commercially reasonable efforts to require each of its Representatives to comply with the foregoing sentence.

Section 5.13            Trust Account. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, Landcadia shall not amend the Trust Agreement, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account, in each case, without the prior written consent of Seller Parent. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Landcadia shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Landcadia (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable commercial efforts to cause the Trustee to (A) pay as and when due all amounts payable to Landcadia Common Stockholders who shall have previously validly elected to redeem their shares of Landcadia Class A Common Stock or Landcadia Class B Common Stock pursuant to Landcadia Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14            Tax Matters.

(a)                Allocation of Taxes for Straddle Periods. For any Straddle Period, Taxes shall be treated as attributable to the Pre-Closing Tax Period in an amount equal to: (A) in the case of any gross receipts, income Taxes or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the relevant Acquired Party at the end of the Closing Date giving effect to Section 5.14(d) (unless otherwise required by applicable Tax Law) and (B) in the case of any Taxes other than gross receipts, income Taxes, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b)                Cooperation; Tax Proceedings. Each of the Parties shall furnish or cause to be furnished to the other Parties, as promptly as practicable, such information and assistance reasonably requested relating to any Acquired Party as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit and for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such information and assistance shall be provided at the expense of the requesting Party. Seller Parent shall control any audit or other suit or proceeding of or with respect to the income Taxes of the Company for a Pre-Closing Tax Period (a “Tax Matter”). Any other Tax audit or other suit or proceeding shall be subject to the terms of the Landcadia HoldCo A&R LLCA. Landcadia shall promptly notify Seller Parent upon learning of the initiation of any Tax Matter, and Seller Parent shall promptly notify Landcadia upon learning of the initiation of any Tax Matter or any other inquiries, claims, or assessments relating to Taxes of any Pre-Closing Tax Period. Neither Seller Parent nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter without the prior written consent of Landcadia, which consent shall not be unreasonably withheld, conditioned or delayed. Seller Parent shall (i) keep Landcadia reasonably well informed with respect to the commencement, status and nature of any such Tax Matter, (ii) allow Landcadia to participate in any such proceeding and (iii) allow Landcadia to make comments to Seller Parent or its applicable Affiliate regarding the conduct of or positions taken in any such proceeding.

(c)                Tax Returns.

(i)                 Each Acquired Party (or the applicable Affiliate of Seller Parent with respect to any Acquired Party) shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it (or with respect to the Acquired Parties) that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(ii)               Landcadia shall prepare and timely file, or cause to be prepared and timely filed, all non-income Tax Returns required to be filed by or with respect to any Acquired Party after the Closing Date with respect to a Pre-Closing Tax Period, including any Straddle Period.

(iii)             Seller Parent or its applicable Affiliate shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns required to be filed by or with respect to any Acquired Party after the Closing Date with respect to a Pre-Closing Tax Period ending on or before the Closing Date and shall timely pay, or cause to be timely paid, all income Taxes that are due and payable by or with respect to any Acquired Party after the Closing Date with respect to Pre-Closing Tax Periods. Seller Parent shall provide Landcadia with a draft of any such income Tax Return (but solely with respect to any consolidated or similar income Tax Return of Seller Parent or FEI that includes any Acquired Party, a pro forma income Tax Return for such Acquired Party on a standalone basis that will be included in Seller Parent’s or FEI’s consolidated or similar income Tax Return) no less than 30 days prior to the due date for filing such income Tax Return, and Landcadia shall provide Seller Parent or FEI with its comments (if any) to such draft income Tax Return within 15 days of receipt of such draft income Tax Return, which comments shall be taken into account in good faith, and no such income Tax Return shall be filed without the written consent of Landcadia, which consent may not be unreasonably withheld, conditioned or delayed. Seller Parent and Landcadia agree to resolve any disagreement with respect to such draft income Tax Return in good faith.

(d)                For U.S. federal income tax purposes, the Parties agree to allocate all items accruing on or before the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) to the extent applicable (and not pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii)), except as required by Law.

(e)                Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Acquired Party (including the “Tax Sharing Agreement” as defined in the Disclosure Schedules) shall be terminated as of the Closing Date. After such date, neither any Acquired Party nor any Representative thereof shall have any further rights or liabilities thereunder.

(f)                 Transfer Taxes. Notwithstanding anything to the contrary contained herein, Landcadia shall pay, or cause to be paid, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Landcadia shall, at its own expense, file, or cause to be filed, all necessary Tax Returns with respect to all such Taxes (to the extent permitted by applicable Law). For the avoidance of doubt, such Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties or FEI.

(g)                FIRPTA Certificate. At or prior to the Closing, Seller Parent and FEI shall have delivered to Landcadia an affidavit as to FEI’s non-foreign status in accordance with Section 1445(b)(2) of the Code, in form and substance reasonably satisfactory to Landcadia (a “FIRPTA Certificate”).

(h)                Tax Treatment of the Transaction. The Parties agree and acknowledge that, for U.S. federal income tax purposes and applicable state and local Tax purposes, (i) the GNOG HoldCo Formation shall be treated as the formation by Seller Parent of GNOG HoldCo, an entity treated as disregarded as separate from FEI; (ii) the GNOG LLC Formation shall be treated as the formation by GNOG HoldCo of GNOG LLC, an entity treated as disregarded as separate from FEI; (iii) the GNOG Conversion shall be treated as the complete liquidation of the Company into FEI, qualifying under Section 332 of the Code for no recognition of gain or loss to FEI and under Section 337 of the Code for no recognition of gain or loss to the Company, with FEI becoming the owner of all assets (“Company Assets”) and liabilities (“Company Liabilities”) of the Company, including under the Credit Agreement; (iv) the Landcadia HoldCo Formation shall be treated as the formation by Landcadia of Landcadia HoldCo, an entity treated as disregarded as separate from Landcadia; (v) the Initial Landcadia HoldCo Contribution and the Second Landcadia HoldCo Contribution shall be treated as (A) the purchase by Landcadia and the taxable sale by FEI of a certain undivided interest in the Company Assets (the “Purchased Assets”) for an amount of cash equal to the Aggregate Closing Cash Consideration Amount and the issuance by Landcadia to FEI of a number of shares of Landcadia Class B Common Stock equal to the Voting Stock Consideration (such consideration, the “Asset Consideration”), subject to Company Liabilities that give rise to taxable gain to FEI immediately followed by (B)(1) the contribution by Landcadia of the Purchased Assets and an amount of cash equal to the Minimum Cash Balance and (2) the contribution by FEI of the Company Assets other than the Purchased Assets, subject to the Company Liabilities that were not taken subject to the Purchased Assets (including under the Credit Agreement) to Landcadia HoldCo, in the case of each of (1) and (2), in exchange for partnership interests in Landcadia HoldCo in a transaction in which Landcadia HoldCo is converted from a disregarded entity to a partnership in accordance with Revenue Ruling 99-5 and qualifying under Section 721(a) of the Code; and (vi) the Minimum Cash Balance Contribution shall be disregarded. Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, the Parties further agree to file all U.S. federal, state, local and non-U.S. Tax Returns consistent with this Section 5.14(h) and shall not take any action before or after the Closing that is inconsistent with the foregoing treatment.

(i)                 Tax Treatment of the Certain Intercompany Transactions. The Parties agree and acknowledge that, for U.S. federal income tax purposes and applicable state and local Tax purposes, the A&R Intercompany Note (including the amendments thereto) is not (and was never) intended to be treated as indebtedness or evidence thereof and, instead, is (and has always been) intended to be treated as a security arrangement providing credit support in respect of amounts owed to the Lenders under the Credit Agreement. Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, the Parties further agree to file all U.S. federal, state, local and non-U.S. Tax Returns consistent with this Section 5.14(i) and shall not take any action before or after the Closing that is inconsistent with the foregoing treatment.

(j)                 Tax Receivable Agreement. Landcadia and Seller Parent agree to negotiate in good faith a reasonable and customary tax receivable agreement (“Tax Receivable Agreement”). Such agreement shall provide for payment by Landcadia to Seller Parent in respect of 85% of the U.S. federal income tax savings (by way of increased depreciation and amortization deductions) allocable to Landcadia from Landcadia HoldCo, to the extent arising from both (a) the transactions described in Section 5.14(h)(v) and (b) the exchange of Seller Parent’s Landcadia HoldCo Class B Units for Landcadia Class B Common Stock, as determined on a “with and without” basis, and for an early termination payment by Landcadia to Seller Parent in the event of a change of control calculated using a mutually agreeable discount rate, subject to appropriate and customary limitations, including in connection with available cash flow and financing facilities.

(k)                Actions of FEI and Other Affiliates of Seller Parent. With respect to Sections 2.5, 2.6, 5.1(c)(viii), 5.1(c)(xi), 5.14 and any other provisions relating to Tax, Seller Parent shall cause FEI (or any other applicable Affiliate) to take any action that would be required to be taken, or refrain from taking any action that would be required not to be taken, to give effect to each provision, and each provision shall be deemed to include any reference to FEI or any other applicable Affiliate that is required to effectuate the foregoing.

Section 5.15            Notification of Certain Matters. Each Seller Parent and Landcadia shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article VI not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.16            Section 280G. To the extent applicable, the Company shall, no later than thirty (30) days prior to the Closing, take commercially reasonable actions to (a) solicit waivers of any excess parachute payment (as described below) from each Person who has or may have a right to any payments and/or benefits as a result of or in connection with the Transactions that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) solicit the approval of the Company’s shareholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the Transactions, be deemed to constitute “excess parachute payments.” To the extent required to comply with the provisions of the preceding sentence, the Company shall deliver, among other items, to its equity holders entitled to vote in the shareholder approval process under Code Section 280G(b)(5)(B), a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. The form of waiver, solicitation of shareholder approval, and disclosure materials shall be provided to Landcadia for review at least ten (10) days prior to Closing and all such materials shall be subject to the approval of Landcadia, such approval not to be unreasonably withheld, conditioned or delayed.

Section 5.17            Landcadia’s Long-Term Incentive Plan. Prior to the Closing Date, the Landcadia Common Stockholders shall approve and adopt a long-term incentive plan (the “Landcadia 2020 LTIP”). From and after the date of this Agreement until such time as the Landcadia 2020 LTIP is approved and adopted, Landcadia shall consult with the Company in good faith as to the contents of the Landcadia 2020 LTIP, the key terms of which shall be agreed upon by the Parties.

Section 5.18            Employment Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause each of the individuals agreed to by the Parties to execute and deliver to Landcadia an employment agreement (collectively, the “Employment Agreements”) setting forth the respective terms of each such individual’s employment with Landcadia, effective upon the Closing, with such employment terms providing for compensation and employee benefits that are substantially similar, in the aggregate, to the compensation and employee benefits each such individual was eligible to receive as of immediately prior to the Closing. The material terms for the employees executing Employment Agreements shall be as agreed to by the Parties.

Section 5.19            Credit Agreement.

(a)            Prior to the Closing, Seller Parent and the Company shall use commercially reasonable efforts to cause the Credit Agreement Amendment to become effective on or prior to the Closing.

(b)            On or after the date of the GNOG Conversion and prior to the Closing, the Company, Seller Parent and New GNOG shall amend and restate the Intercompany Note (the “First A&R Intercompany Note”) to provide for future automatic dollar-for-dollar reductions of the principal amounts outstanding thereunder to reflect any further reductions of the principal amount outstanding under the Credit Agreement. Concurrently with the Closing the Company, Seller Parent and New GNOG shall amend and restate the First A&R Intercompany Note (the “Second A&R Intercompany Note” and, together with the First A&R Intercompany Note, the “A&R Intercompany Notes”) to provide for, among other things, (i) a reduction in the principal amount outstanding under the First A&R Intercompany Note by $150,000,000 and (ii) a reduction of the rate of interest thereunder to 6% per annum, provided, that Seller Parent and New GNOG shall not agree to any material deviations to the forms of First A&R Intercompany Note or Second A&R Intercompany Note (as compared to the forms previously reviewed by Landcadia on or prior to the date hereof) without prior written consent of Landcadia (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.20            Nasdaq Matters. Landcadia shall take all actions necessary to (i) maintain its listing on Nasdaq and (ii) obtain the approval (subject to official notice thereof) for the listing of the shares of Landcadia Class A Common Stock to be issued to Seller Parent upon redemption of the Landcadia HoldCo Class B Units in accordance with the Landcadia HoldCo A&R LLCA prior to issuance of such shares. On or prior to the Closing, if Landcadia receives any written or, to the knowledge of Landcadia, oral notice from Nasdaq that Landcadia has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing for any reason, then Landcadia shall give prompt written notice of such Nasdaq notice to Seller Parent, including a copy of any written notice received from Nasdaq or a summary of any oral notice received from Nasdaq.

Section 5.21            Reorganization. Prior to the Closing, Seller Parent shall undertake the Reorganization; provided, that Seller Parent shall first consult in good faith with Landcadia and provide Landcadia a reasonable opportunity to review and comment on all documents or advisable to consummate the Reorganization. Seller Parent shall take into account all reasonable comments made with respect to such documents and none of Seller Parent or any Acquired Party shall undertake such restructuring transaction without the prior written consent of Landcadia, not to be unreasonably withheld, conditioned or delayed.

Section 5.22            Landcadia Stock Redemption. At the Closing, Landcadia shall use its best efforts to cause the Trustee to pay as and when due all amounts payable to eligible holders of Landcadia Class A Common Stock who shall have validly elected to participate in the Landcadia Stock Redemption (and who have not rescinded such election) pursuant to the Landcadia Organizational Documents and the Trust Agreement.

Section 5.23            Gaming Approval. The Landcadia Parties shall use commercially reasonable efforts to (i) obtain from, make or give to any Governmental Authorities all Gaming Approvals, (ii) make all necessary filing, and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under applicable Gaming Laws, and (iii) comply with the terms and conditions of all Gaming Approvals. The Landcadia Parties and their Representatives and Affiliates shall use commercially reasonable efforts to (x) file, as promptly as is reasonably practicable, all required initial applications and documents in connection with obtaining the Gaming Approvals from the applicable Gaming Regulatory Authorities, and (y) act diligently and promptly to pursue such Gaming Approvals in connection with the making of all filings and submissions required hereby.

Section 5.24            Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of Landcadia, threatened in writing, against Landcadia or the members of its board of directors prior to the Closing, Landcadia shall promptly notify the other Parties of any such stockholder litigation brought, or, to the knowledge of Landcadia, threatened against Landcadia and/or members of its board of directors and shall keep the other Parties reasonably informed with respect to the status thereof. Neither Landcadia nor any Subsidiary or Representative of Landcadia shall settle or agree to settle any such stockholder litigation or consent to the same unless Seller Parent shall have consented in writing (such consent not to be unreasonably withheld, conditional or delayed).

Section 5.25            Intercompany Accounts. Within thirty (30) days following the Closing, all intercompany accounts between Seller Parent, any Affiliate of Seller Parent (other than the Acquired Parties or the Landcadia Parties), on the one hand, and any Acquired Party, on the other hand, shall be settled at or prior to the Closing without any Liability (including Tax Liability) or adverse impact arising or resulting therefrom on the part of the Company or Landcadia.

Section 5.26            Third-Party Consents. In cooperation with and upon request from Landcadia, Seller Parent shall exercise commercially reasonable efforts to obtain the consents set forth on Schedule 3.5 in a form reasonably acceptable to Landcadia (with Landcadia’s consent to such form to not be unreasonably withheld, conditioned or delayed).

Section 5.27            Post-Closing Cooperation; Further Assurances. From and after the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article VI
Conditions to Closing

Section 6.1               Conditions to Obligations of all Parties. The obligations of Landcadia, Landcadia HoldCo, Seller Parent and the Acquired Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)                HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(b)                No Governmental Order. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)                Requisite Votes. The Landcadia Stockholder Approval shall have been obtained.

(d)                Landcadia Stock Redemption. The Landcadia Stock Redemption shall have been completed in accordance with the terms hereof and the Landcadia Purchase Proxy Statement.

(e)                Reorganization. The Reorganization shall have occurred.

(f)                 Certificate of Incorporation. Landcadia Fourth A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

(g)                Forfeiture and Call-Option Agreement. The share forfeiture transactions contemplated by the Forfeiture and Call-Option Agreement shall have been consummated in accordance with their terms.

(h)                Gaming Approvals. All Relevant Licenses required to consummate the Transactions and operate the Acquired Parties and their businesses in the ordinary course as contemplated from and after the Closing shall have been obtained (and the Relevant Licenses shall not contain, individually or in the aggregate, any Burdensome Condition).

Section 6.2               Conditions to Obligations of Landcadia and Landcadia HoldCo. The obligations of Landcadia and Landcadia HoldCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Landcadia and Landcadia HoldCo:

(a)                Representations and Warranties.

(i)                 The representations and warranties of Seller Parent contained in Section 3.1 (Organization and Authority), Section 3.2 (Authorization and Enforceability), Section 3.3(a) and (b) (Noncontravention), Section 3.6 (Capitalization) and Section 3.25 (No Brokers’ Fees) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date), in each case other than inaccuracies that are (x) de minimis inaccuracies and (y) not material to the Acquired Parties, taken as a whole; and

(ii)               the other representations and warranties of Seller Parent contained in Article III shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied if any failures of any such representations and warranties covered by this Section 6.2(a)(ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                Performance of Obligations. Each of the covenants of Seller Parent and the Acquired Parties to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)                Officer’s Certificate. Landcadia shall have received a certificate signed on behalf of Seller Parent by an authorized officer of Seller Parent to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) as they relate to Seller Parent and the Acquired Parties have been satisfied.

(d)                No Company Material Adverse Effect. Since the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any change, event or effect that, individually or when taken together with all other changes, events or effect, constitutes a Company Material Adverse Effect.

(e)                Closing Deliverables. Seller Parent shall have delivered to Landcadia the Closing deliverables set forth in Section 2.3(a).

(f)                 FIRPTA Certificate. Seller Parent shall have delivered, or caused to be delivered, to Landcadia the FIRPTA Certificate in respect of itself and FEI.

Section 6.3               Conditions to Obligations of Seller Parent. The obligations of Seller Parent to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller Parent:

(a)                Representations and Warranties. Each of (i) the Landcadia Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), in each case other than inaccuracies that are (x) de minimis inaccuracies and (y) not material to the Acquired Parties, individually or in the aggregate; and (ii) all other Landcadia Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or Landcadia Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case of as such earlier date) except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Landcadia Material Adverse Effect.

(b)                Performance of Obligations. Each of the covenants of Landcadia and Landcadia HoldCo to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)                Officer’s Certificate. Seller Parent shall have received at the Closing a certificate signed on behalf of each of Landcadia and Landcadia HoldCo by an authorized officer of Landcadia and Landcadia HoldCo, as the case may be, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)                No Landcadia Material Adverse Effect. Since the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any change, event or effect that, individually or when taken together with all other changes, events or effect, constitutes a Landcadia Material Adverse Effect.

(e)                Landcadia Assets. Immediately after the Closing (and following any Landcadia Stock Redemption), the Actual Cash Balance will equal or exceed the Minimum Cash Balance.

(f)                 Closing Deliverables. Landcadia and Landcadia HoldCo shall have delivered to Seller Parent the Closing deliverables set forth in Section 2.3(b).

(g)                Good Standing. The Landcadia Parties shall have delivered, or caused to be delivered, to Seller Parent, a certificate of good standing (or equivalent document) for each Landcadia Party, issued by each such Landcadia Party’s jurisdiction of organization, dated not more than ten (10) Business Days prior to the Closing Date.

Section 6.4               Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

Article VII
Termination

Section 7.1               Termination. This Agreement may be terminated and the Transactions abandoned:

(a)             by written consent of Seller Parent and Landcadia;

(b)             by the written notice of Landcadia if there has been a breach of any representation, warranty, covenant or other agreement made by Seller Parent or any Acquired Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a “Terminating Seller Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from Landcadia of such Terminating Seller Breach is received by Seller Parent (such notice to describe such Terminating Seller Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Landcadia Parties are not then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(c)                by written notice of Seller Parent if there has been a breach of any representation, warranty, covenant or other agreement made by Landcadia or Landcadia HoldCo, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a “Terminating Landcadia Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from Seller Parent of such Terminating Landcadia Breach is received by Landcadia (such notice to describe such Terminating Landcadia Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that Seller Parent and the Acquired Parties are not then in material breach of any of the representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in in Section 6.2(a) or Section 6.2(b);

(d)                by written notice of Seller Parent or Landcadia if the Closing has not occurred on or prior to January 30, 2021 (the “Outside Date”) for any reason other than delay and/or non-performance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement;

(e)                by written notice from either Seller Parent or Landcadia to the other Party if this Agreement shall fail to receive Landcadia Stockholder Approval at the Special Meeting (subject to any adjournment or recess of the meeting);

(f)                 by written notice from Seller Parent if there exists a Nasdaq Listing Rule 5620(a) Deficiency after December 31, 2020, or any other deficiency which causes a de-listing from Nasdaq to Landcadia prior to the Closing;

(g)                by written notice from Seller Parent if there has been a Change in Recommendation; and

(h)                by written notice from Seller Parent if the Actual Cash Balance would be less than the Minimum Cash Balance immediately following Closing.

Section 7.2               Effect of Termination. Except as set forth in this Section 7.2 or Section 8.13, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of any Party for any fraud or intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 5.13 (Trust Account), this Section 7.2, Section 8.7 (No Third-Party Beneficiaries), Section 8.8 (Governing Law), Section 8.9 (Consent to Jurisdiction), Section 8.10 (Waiver of Trial by Jury), Section 8.12 (Expenses), Section 8.14 (Non-Recourse) and Section 8.16 (Non-Survival) (collectively, the “Surviving Provisions”) and the Nondisclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article VIII
Miscellaneous

Section 8.1               Modification or Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or comparable body) of any of the parties to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.1.

Section 8.2               Extension; Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors (or comparable body) or officers thereunto duly authorized, (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (c) waive compliance with any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 8.1 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. The failure or delay of any Party to this Agreement to exercise any of its rights under this Agreement shall impair such right or be construed as a waiver by such Party of such right.

Section 8.3               Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

(a)	If to Landcadia or Landcadia HoldCo:

Landcadia Holdings II, Inc.
1510 West Loop South
Houston, Texas 77027
	Attention:	General Counsel
	E-mail:	SScheinthal@ldry.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
	Attention:	Joel Rubinstein
Michael Deyong
	E-mail:	joel.rubinstein@whitecase.com
michael.deyong@whitecase.com

(b)	If to Seller Parent or any Acquired Party (prior to Closing):

c/o Landry’s, Inc.
1510 W. Loop South
Houston, Texas 77027
	Attention:	Chief Financial Officer
	E-mail:	RLiem@ldry.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219
	Attention:	Jennifer Wisinski
Paul Amiel
	E-mail:	Jennifer.Wisinski@haynesboone.com
Paul.Amiel@haynesboone.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by providing Notice to the other Parties.

Section 8.4               Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto) and the Ancillary Agreements (including the Nondisclosure Agreement) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist among the Parties, except as expressly set forth in this Agreement or the Ancillary Agreements (including the Nondisclosure Agreement).

Section 8.5               Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.5 shall be null and void ab initio.

Section 8.6               Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may deliver signed counterparts of this Agreement to the other Parties by means of facsimile or portable document format (.PDF) signature.

Section 8.7               No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.11, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 8.14.

Section 8.8               Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.9               Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND TRANSACTIONS, AND EACH PARTY HEREBY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 8.10            Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.

Section 8.11            Severability. If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder hereof, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

Section 8.12            Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Landcadia shall promptly reimburse the Company for any and all expenses, including, reasonable attorneys’ fees, in the event that Landcadia fails to cure any Nasdaq Listing Rule 5620(a) Deficiency, or obtain the Landcadia Stockholder Approval. Any available working capital not in the Trust Account shall be applied first to make such reimbursement to the Company.

Section 8.13            Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Seller Parties or the Landcadia Parties would have entered into this Agreement. Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.14            Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 8.13, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties to this Agreement or the Ancillary Agreements and then only with respect to the specific obligations set forth herein with respect to such Party. Without limiting the rights of the Company under and to the extent provided under Section 8.13, except to the extent a named Party to this Agreement or an Ancillary Agreement (and then only to the extent of the specific obligations undertaken by such named party to this Agreement or any Ancillary Agreement), (i) no past, present or future Representative of any named party to this Agreement or any Ancillary Agreement and (ii) no past, present or future Representative of any named party to this Agreement or any Ancillary Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement, any Ancillary Agreement or the Transactions.

Section 8.15            Publicity. All press releases or other public communications of any nature whatsoever relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Landcadia and Seller Parent, in writing, which approval shall not be unreasonably withheld by any Party.

Section 8.16            Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any Ancillary Agreement or instrument, document or certificate delivered pursuant to this Agreement (other than those Ancillary Agreements which by their terms become or remain wholly effective) shall survive the Closing and shall expire upon the occurrence of the Closing, except for those other covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing (including the obligations set forth in Section 5.11), and then only to such extent.

Section 8.17            Trust Account Waiver. Seller Parent acknowledges and agrees that Landcadia is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar Business Combination involving the Company and one or more businesses or assets. Seller Parent acknowledges and agrees that Landcadia’s sole assets consist of the cash proceeds of Landcadia’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. For and in consideration of Landcadia entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller Parent and its Representatives do hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and waives any claim it has or may have as a result of, or arising out of, the Transaction or any negotiations, Contracts or agreements with Landcadia, and Seller Parent shall not, and shall cause its Representatives not to, seek recourse against the Trust Account for any reason whatsoever (it being clarified that such waiver shall not apply following the Closing to the Trust Account funds that are released from the Trust Account pursuant to Section 5.13). Notwithstanding anything to the contrary contained herein, for purposes of this Section 8.17, Landcadia shall not be deemed an Affiliate or Representative of Seller Parent.

Section 8.18            Release.

(a)            Effective upon the Closing, Seller Parent, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns (in each case, other than the Acquired Parties) (collectively, the “Seller Releasing Parties”) hereby release and discharge each Acquired Party and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present Representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to such Seller Releasing Party as an equityholder (whether directly or indirectly) of any Acquired Party of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such Seller Releasing Party shall not seek to recover any amounts in connection therewith from such Acquired Parties; provided, that this Section 8.18(a) shall not affect the rights of any Acquired Party’s directors and officers to the extent they are entitled to indemnification under the Organizational Documents of the Acquired Parties; provided, that, notwithstanding anything to the contrary in this Section 8.18(a), nothing in this Section 8.18(a) shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any Person may have under this Agreement (including pursuant to Section 5.11) or any Ancillary Agreement. For the avoidance of doubt, nothing herein shall derogate from any existing contractual obligation not cancelled or modified by this Agreement or explicitly released by this Section 8.18(a) and owed to any of the Persons mentioned above.

(b)            Effective upon the Closing, each of Landcadia and Landcadia HoldCo, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates (other than Seller Parent and its Affiliates which are not Affiliates of Landcadia and Landcadia HoldCo), divisions, related companies, successors, joint ventures and assigns (collectively, the “Landcadia Releasing Parties”) hereby release and discharge Seller Parent and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures (other than the Acquired Parties), and each of their respective past and present Representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to such Landcadia Releasing Parties, as to facts, conditions, transactions, events or circumstances prior to the Closing, and the Landcadia Releasing Parties shall not seek to recover any amounts in connection therewith from the Landcadia Releasing Parties. Notwithstanding anything to the contrary in this Section 8.18(b), nothing in this Section 8.18(b) shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or any Ancillary Agreement. For the avoidance of doubt, nothing herein shall derogate from any existing contractual obligation not cancelled or modified by this Agreement or explicitly released by this Section 8.18(b) and owed to any of the Persons mentioned above.

(c)            Notwithstanding anything to the contrary contained herein, for purposes of this Section 8.18, any relationship between Landcadia or Landcadia HoldCo, on the one hand, and Seller Parent, on the other hand, as an Affiliate or any form of Representative shall not be taken into account.

Section 8.19            Company Privilege; Waiver.

(a)            Haynes and Boone, LLP and Brownstein Hyatt Farber Schreck, LLP (the “Attorneys”) have represented the Seller Parties and Acquired Parties with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Landcadia Parties agree that they shall not, and shall cause their Affiliates not to, seek to have the Attorneys disqualified from representing any Seller Party (a) in connection with any dispute that may arise between such parties and the Landcadia Parties or the Acquired Parties in connection with this Agreement, the Ancillary Agreements or the Transactions and (b) in connection with any such dispute, the Seller Parties involved in such dispute (and not the Landcadia Parties or the Acquired Parties) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Seller Parties, Acquired Parties, and their Representatives, Affiliates, or Related Persons (collectively, the “Seller/Company Parties”) that occurred prior to the Closing.

(b)            Without limiting the foregoing, the Landcadia Parties (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that the Attorneys have been and will be providing legal advice to the Seller/Company Parties in connection with the Agreement, the Ancillary Agreements, and any transactions contemplated herein and therein and in such capacity, will have had confidential and/or privileged communications between the Attorneys and the Seller/Company Parties, including written and electronic communications between or among the Attorneys and/or the Seller/Company Parties, relating to this Agreement, the Ancillary Agreements, and the Transactions (collectively, the “Privileged Materials”). The Landcadia Parties (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Privileged Materials shall belong solely to Seller Parent and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by Seller Parent and shall not pass to or be claimed by the Landcadia Parties or their Affiliates (including the Acquired Parties); provided, that, Seller Parent and its Representatives shall reasonably cooperate with any Landcadia Party or any Acquired Party seeking to assert such privilege in a post-Closing dispute with a Person that is not Seller Parent or any of its Affiliates. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by Seller Parent. The Landcadia Parties (on their own behalf and on behalf of their Representatives and Affiliates, including the Acquired Parties from and after the Closing) also agree that they will not, directly or indirectly, obtain or seek to obtain from the Attorneys any such Privileged Materials (or assist any other Person) and agree not to knowingly access, review, use or rely on any Privileged Materials in any dispute involving any of the Parties after the Closing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Purchase Agreement as of the day and year first above written.

LANDCADIA HOLDINGS II, INC.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

LHGN HOLDCO, LLC

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

[Signature Page to Purchase Agreement]

LANDRY’S FERTITTA, LLC

By:	/s/ Rick H. Liem
Name: Rick H. Liem
Title: Vice President and Treasurer

GNOG HOLDINGS, LLC

By:	/s/ Rick H. Liem
Name: Rick H. Liem
Title: Vice President and Treasurer

GOLDEN NUGGET ONLINE GAMING, INC.

By:	/s/ Rick H. Liem
Name: Rick H. Liem
Title: Vice President and Treasurer

[Signature Page to Purchase Agreement]

EXHIBIT A

Form of Landcadia Fourth A&R Certificate of Incorporation

FORM OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LANDCADIA HOLDINGS II, INC.

[●], 2020

Landcadia Holdings II, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

The Corporation was initially formed as CAPS Holding LLC (the “Formation LLC”), a Delaware limited liability company, on August 11, 2015. On February 4, 2019, the Formation LLC filed a certificate of conversion with the Secretary of State of the State of Delaware for purposes of converting the Formation LLC to a corporation.

The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 4, 2019. The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 14, 2019. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 13, 2019. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 6, 2019 (the “Third Amended and Restated Certificate”).

This Fourth Amended and Restated Certificate of Incorporation (the “Fourth Amended and Restated Certificate”), which both restates and amends the provisions of the Third Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

This Fourth Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

The text of the Third Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Golden Nugget Online Gaming, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV
CAPITALIZATION

Section 4.1           Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock (the “Common Stock”), including (i) 220,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 50,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock” and, collectively with Common Stock, “Stock”). Upon the filing of this Fourth Amended and Restated Certificate (such date, the “Effective Date”), which shall coincide with the consummation of the transactions contemplated by that certain Purchase Agreement, dated as of June 28, 2020, by and among the Corporation, LHGN HoldCo, LLC (the “LLC”) and Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), GNOG Holdings, LLC, Landry’s Fertitta, LLC (“Seller”), each former share of class B common stock of the Corporation outstanding prior to the Effective Date has converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof, in accordance with the Third Amended and Restated Certificate.

Section 4.2           Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3           Common Stock.

(a)           Voting.

(i)           Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)          Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A Common Stock are entitled to vote.

(iii)         Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), on each matter properly submitted to the stockholders on which the holders of the Class B Common Stock are entitled to vote,

A.	until the occurrence of a Sunset Event (as defined below), the holders of shares of Class B Common Stock shall be entitled to ten (10) votes for each such share; provided that, the voting power with respect to any shares of Stock held by the Seller Group (as defined below), as a percentage of the voting power with respect to all shares of Stock outstanding, shall not exceed 79.9%. In furtherance of the foregoing, the number of votes to which each share of Class B Common Stock is entitled shall, automatically and without further act or formality, be adjusted to the extent necessary for the voting power of all shares of Stock held by the Seller Group not to exceed 79.9%; and

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B.	following the occurrence of a Sunset Event, the holders of shares of Class B Common Stock shall be entitled to one (1) vote for each such share.

Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)           Class B Common Stock.

(i)           Voting. Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Fourth Amended and Restated Certificate, whether by merger, consolidation or otherwise if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

(ii)          Issuance of Class B Common Stock.

A.	From and after the Effective Date, additional shares of Class B Common Stock may be issued only to, and registered in the name of, a Fertitta Affiliate (including all successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”). The Corporation shall not issue additional shares of Class B Common Stock after the Effective Date other than in connection with the valid issuance of Units in accordance with the Amended and Restated Limited Liability Company Agreement of the LLC, dated on or about the date hereof (the “LLC Agreement”) to any Permitted Class B Owner.

B.	Following the surrender of any shares of Class B Common Stock to the Corporation in accordance with this Fourth Amended and Restated Certificate of Incorporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

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(iii)         Transfer of Class B Common Stock.

A.	A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time.

A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers a corresponding number of such holder’s Units to such transferee. Upon a transfer of Units in accordance with the LLC Agreement, a corresponding number of shares of Class B Common Stock held by the holder of such Units will automatically and simultaneously be transferred to the same transferee of such Units. The transfer restrictions described in this Section 4.3(b)(iii). are referred to as the “Restrictions”. For the avoidance of doubt, when Class B Units are transferred to a Fertitta Affiliate as expressly permitted by the LLC Agreement, a corresponding number of shares of Class B Common Stock shall be simultaneously transferred to a Fertitta Affiliate, and such transfer shall not be subject to the Restrictions.

B.	Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

C.	Upon a determination by the Board (including the vote of the majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the Purported Owner’s transferor as the record owner of the Restricted Shares and shall institute proceedings to enjoin or rescind any such transfer or acquisition.

D.	The Board (including the vote of a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(b)(iii) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(b)(iii). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

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(iv)           Cancellation of Class B Common Stock. To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to exchange some or all of such holder’s Units in accordance with the LLC Agreement, then, concurrently with such exchange under the LLC Agreement, a number of shares of Class B Common Stock registered in the name of such holder equal to the number of Units that are exchanged by such holder in such transaction (subject to equitable adjustment for any event described in Section 4.3(d) below, as applicable) shall be transferred to the Corporation and cancelled for no consideration.

(v)            Restrictive Legend. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may from time to time determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

THESE CERTIFICATES ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LHGN HOLDCO, LLC, DATED AS OF [•], 2020, AMONG THE MEMBERS LISTED THEREIN, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR). NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

(c)          Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Units subject to exchange under the LLC Agreement.

(d)          Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Fourth Amended and Restated Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective. In no event shall the shares of either Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined.

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(e)           Dividends.

(i)             Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(ii)            Dividends and other distributions shall not be declared or paid on the shares of Class B Common Stock.

(f)           Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 4.4             Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5             Definitions. For purposes of this Fourth Amended and Restated Certificate of Incorporation, other than Article X, the following definitions apply.

“Affiliate” means with respect to any specified Person, any Person that is a member (or is treated as disregarded as separate from a member under U.S. Treasury Regulations Section 301.7701-3) of the “affiliated group” (as defined in Section 1504 of the Code) of corporations filing consolidated U.S. federal income tax returns of which FEI is the parent and any other Person that, under U.S. federal income tax principles, would be treated as holding shares of Stock for which any specified Person is treated as the beneficial owner, directly or indirectly.

“Associate” has the meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

A Person shall be deemed to “beneficially own” shares which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended); provided that, the meaning of “beneficial owner” in the definition of “Affiliate” shall be governed by U.S. federal income tax principles.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Fertitta Affiliates” means, (i) Mr. Fertitta, (ii) Paige Fertitta, (iii) each of their direct descendants (iv) each such descendant’s adopted child, stepchild, spouse and any person (other than a tenant or employee) sharing the household of such descendant, (v) any trust, the beneficiary of which is any Person listed in clauses (i) through (iii) and (vi) with respect to any Person listed in clauses (i) through (iii), any Person directly or indirectly controlling or controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, firm, corporation, limited liability company, partnership or other entity.

“Seller Group” means, collectively, Mr. Fertitta, Seller, Fertitta Entertainment, Inc., and their respective Affiliates.

“Sunset Event” means the earliest time when the aggregate number of shares of Class A Common Stock (A) beneficially owned by Mr. Fertitta (together with the Fertitta Affiliates) and (B) for which the Units beneficially owned by Mr. Fertitta (together with the Fertitta Affiliates) may be exchanged, is less than thirty percent (30%) of the total number of Class A Common Stock issued and outstanding.

“Units” means the Class B Units (as defined in the LLC Agreement).

Article V
BOARD OF DIRECTORS

Section 5.1             Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fourth Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fourth Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2             Number, Election and Term.

(a)           Subject to the rights, if any, of holders of any series of Preferred Stock to elect directors of the Corporation, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board or (i) by the holders of a majority of the voting power of the Stock while Mr. Fertitta (together with the Fertitta Affiliates) beneficially owns a majority of the voting power of the Stock and (ii) exclusively by resolution of the Board from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock.

(b)           Directors shall be elected for terms of one year at each annual meeting of the stockholders of the Corporation and each director shall hold office until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more Preferred Stock Designation, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c)           Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

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Section 5.3             Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full board until the vacancy is filled.

Section 5.4             Removal. Subject to Section 5.5, any or all of the directors may be removed from office with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5             Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation).

Section 5.6             Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. Notwithstanding any other provisions of this Fourth Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Stock required by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the Bylaws also may be adopted, amended, altered or repealed by (a) the holders of a majority of the voting power of the Stock while Mr. Fertitta (together with the Fertitta Affiliates) beneficially owns a majority of the voting power of the Stock and (b) at least two-thirds of the voting power of the Stock from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock; and provided further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1             Meetings. Except as otherwise provided by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) and subject to the rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time (a) by the Chairman of the Board, by the Chief Executive Officer of the Corporation upon direction of the Board pursuant to a resolution adopted by a majority of the Board or by the holders of a majority of the voting power of the Stock and (b) at such time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock, only by the Chairman of the Board or by the Chief Executive Officer of the Corporation upon direction of the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person or persons.

Section 7.2             Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3             Action by Written Consent. Except as otherwise provided by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of the Stock entitled to vote thereon were present and voted; provided, that from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of all outstanding shares of the Stock of the Corporation, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting. Any alteration, amendment or repeal of this Section 7.3 shall require the affirmative vote of (a) a majority of the voting power of the all outstanding shares of the Stock of the Corporation while a majority of the voting power of all outstanding shares of the Stock of the Corporation is owned by Mr. Fertitta (together with the Fertitta Affiliates) and (b) at least two thirds of the voting power of all outstanding shares of the Stock from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer owns a majority of the voting power of the all outstanding shares of the Stock of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1             Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2              Indemnification and Advancement of Expenses.

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(a)           Right to Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)           Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Fourth Amended and Restated Certificate, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(c)           Amendments. Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fourth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)           Indemnification of Other Persons. This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the maximum extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of indemnitees under this Section 8.2. Any person serving as a director, officer, partner, member, trustee, administrator, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned, directly or indirectly, by the Corporation (a “subsidiary” for purposes of this Section 8.2) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

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(e)           Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 8.2 shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), the right to indemnification or advancements as granted by this Section 8.2 shall be enforceable by the director or officer in the Court of Chancery of the State of Delaware, which shall be the sole and exclusive forum for any such action. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the maximum extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.2(a), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the maximum extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(f)            Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

(g)           Certain Definitions. For purposes of this Section 8.2, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

(h)           Merger or Consolidation. For purposes of this Section 8.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

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(i)            Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8.2 in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section 8.2 shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(j)            Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX
CORPORATE OPPORTUNITY

To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Fourth Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Article X
UNSUITABLE PERSONS

Section 10.1            Definitions. For purposes of this Article X, the following definitions apply.

“Affiliate” (and derivatives of such term) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary of the Corporation, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

“Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions.

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“Equity Interest” means any share of the Stock or any other equity or voting securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Corporation or any of its Affiliated Companies currently conducts, or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Equity Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, certifications, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

“Interest” means the Stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.

“Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (but without regard to any requirement for a security or other Interest to be registered under Section 12 of the Securities Act of 1933, as amended), and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of the relevant Gaming Jurisdiction.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

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“Purchase Price” means that price per Equity Interest required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per Equity Interest to be paid, the lesser of (i) the consideration per Equity Interest paid to the Corporation by the holder of such Equity Interests and (ii) the fair value per Equity Interest as determined by the Board in its sole and absolute discretion.

“Third-Party Transferees” shall mean one or more third parties designated by the Corporation (in its sole and absolute discretion) by written notice delivered to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) to purchase some or all of the Equity Interests to be automatically sold and transferred in accordance with a Transfer Notice.

“Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be automatically sold and transferred to the Corporation or one or more Third-Party Transferees in accordance with Article X of this Fourth Amended and Restated Certificate or such other date determined by the Corporation in its sole and absolute discretion.

“Transfer Notice” means that notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if a Gaming Authority so requires the Corporation, or if the Board deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be automatically sold and transferred pursuant to Article X of this Fourth Amended and Restated Certificate. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be automatically sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other requirements of surrender of the Equity Interests, including how certificates representing such Equity Interests are to be endorsed, if at all.

“Unsuitable Person” means a Person who (i) fails or refuses to file any required application, or has withdrawn or requested the withdrawal of a pending required application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Equity Interests, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Board, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Corporation or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company.

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Section 10.2            Finding of Unsuitability.

(a)          The Equity Interests Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to automatic sale and transfer to the Corporation or one or more Third-Party Transferees as and to the extent required by a Gaming Authority or deemed necessary or advisable by the Board in its sole and absolute discretion. If a Gaming Authority requires the Corporation, or the Board deems it necessary or advisable, to cause any such Equity Interests to be automatically sold and transferred, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase or cause one or more Third-Party Transferees to purchase the number, class and series of Equity Interests specified in the Transfer Notice on the Transfer Date and for the Purchase Price determined in accordance with this Article X and set forth in the Transfer Notice. From and after the Transfer Date, such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.

(b)          Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or disqualification of a holder of Equity Interests, or the Board otherwise determines that a Person is an Unsuitable Person, and until the Equity Interests Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person and any Affiliates of such Unsuitable Person shall not be entitled: (i) to receive any dividend, payment, distribution or interest with regard to the Equity Interests, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Equity Interests, and such Equity Interests shall not for any purposes be included in the shares of Stock of the Corporation entitled to vote or (iii) to receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Corporation or any Affiliated Company for services rendered or otherwise.

(c)          The closing of the transactions contemplated by subsections (a) and (b) of this Section 10.2 (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) each of the Corporation and any applicable Third-Party Transferee shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by it (x) by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), (y) by unsecured promissory note, or (z) by combination of both as required by the applicable Gaming Authority and, if not so required, as the Corporation may determine in its sole and absolute discretion and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation and any applicable Third-Party Transferee such stock powers, assignment instruments and other agreement as are necessary in the judgment of the Corporation to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under this Fourth Amended and Restated Certificate, the Bylaws and applicable law and as set forth in any agreement between the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) and the Corporation) and to evidence the subordination of any promissory note if required by the Corporation. Such stock powers, assignment instruments and other agreements shall be in a form acceptable to the Corporation and shall include such representations and warranties (including, without limitation, representations and warranties as to title and ownership of the Equity Interests being sold, authorization, execution and delivery of relevant documents and the enforceability of such documents), covenants, releases (including, without limitation, a general release of claims and covenant not to sue in favor of the Corporation or any applicable Third-Party Transferee and each of their respective Affiliates, employees, directors, managers, officers, partners, members and the like with respect to the pre-Closing period) and indemnities as determined by the Corporation in its sole and absolute discretion. Any promissory note shall contain such terms and conditions as the Corporation determines necessary or advisable, including without limitation, prepayment at the maker’s option at any time without premium or penalty or subordination provisions. Subject to the forgoing, the principal amount of any promissory note together with any unpaid interest shall be due and payable no earlier than the tenth (10th) anniversary of delivery of such promissory note and interest on the unpaid principal thereof shall be payable annually in arrears at no more than the minimum rate of interest at the time of delivery which can be used without causing additional interest to be imputed pursuant to the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws. The sale and transfer of the applicable Equity Interests shall be effected automatically at the Closing upon delivery of the Purchase Price in accordance with this Section 10.2(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and any applicable Third-Party Transferee to provide such stock powers, assignment instruments and other agreements.

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Section 10.3            Notices. All notices given by the Corporation pursuant to this Article X, including Transfer Notices, shall be in writing and shall be deemed given when delivered by personal service, overnight courier, first-class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Corporation.

Section 10.4            Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person that Owns or Controls Equity Interests shall jointly and severally indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ fees and expenses, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Person’s continuing Ownership or Control of Equity Interests, the neglect, refusal or other failure to comply with the provisions of this Article X, or failure to promptly divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article X.

Section 10.5            Injunctive Relief. The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article X and each holder of Equity Interests shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of acquiring and holding the Equity Interests, that the failure to comply with this Article X will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article X.

Section 10.6            Non-Exclusivity of Rights. The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article X shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of this Fourth Amended and Restated Certificate or the Bylaws of the Corporation or otherwise. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable in its sole and absolute discretion, to propose that the parties, immediately upon the delivery of the Transfer Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s or its Affiliate’s Ownership or Control of all or a portion of its Equity Interests.

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Section 10.7            Further Actions. Nothing contained in this Article X shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or material delayed issuance or threatened material delayed issuance of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Corporation may conform any provision of this Article X to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article X for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article X. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board shall have exclusive authority and power to administer this Article X and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article X. All such actions which are done or made by the Board shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board may delegate all or any portion of its duties and powers under this Article X to a committee of the Board as it deems necessary or advisable.

Section 10.8            Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Section 10.9            Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Corporation may waive any of its rights or any restrictions contained in this Article Twelfth in any instance in which and to the extent the Corporation determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this Article Twelfth shall be deemed or construed to require the Corporation to purchase or caused to be purchased any Equity Interests Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

Section 10.10          Legend. The restrictions set forth in this Article X shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with the requirements of the DGCL and any applicable Gaming Laws.

Section 10.11         Compliance with Gaming Laws. All Equity Interests shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Equity Interests shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Equity Interests may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported Transfer thereof in violation of such requirements shall be void ab initio. This Fourth Amended and Restated Certificate shall be generally subject to the provisions of the applicable Gaming Laws and the rules and regulations promulgated thereunder by the applicable Gaming Authorities in each applicable Gaming Jurisdiction.

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Section 10.12         Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Equity Interests shall promptly notify the Corporation of such fact. In addition, any Person who Owns or Controls any shares of any class or series of the Corporation’s Equity Interests may be required by Gaming Laws to (i) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (ii) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Corporation’s Equity Interests, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities.

Article XI

AMENDMENT OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Notwithstanding any other provisions of this Fourth Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Stock required by law or by the Bylaws or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), any alteration, amendment or repeal of this Fourth Amended and Restated Certificate shall require the affirmative vote of (a) the holders of a majority of the voting power of the Stock while Mr. Fertitta (together with the Fertitta Affiliates) beneficially owns a majority of the voting power of the Stock and (b) at least two-thirds of the voting power of the Stock from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock.

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fourth Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fourth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Article XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1            Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Fourth Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.

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Section 12.2            Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 above is filed by a stockholder in a court other than a designated exclusive forum in Section 12.1 (an “Incorrect Forum Action”), such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Incorrect Forum Action as agent for such stockholder.

Section 12.3            Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII

BUSINESS COMBINATIONS

The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as Mr. Fertitta (together with the Fertitta Affiliates) ceases to own beneficially, in the aggregate, shares of capital stock of the Corporation representing at least 10% in voting power of the capital stock entitled generally to vote on the election of directors, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of capital stock of the Corporation, become governed by Section 203 of the DGCL.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landcadia Holdings II, Inc. has caused this Fourth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

LANDCADIA HOLDINGS II, INC.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Fourth Amended and Restated Certificate of Incorporation]

EXHIBIT B

Form of Landcadia A&R Bylaws

FORM OF

AMENDED AND RESTATED BYLAWS

(THE “BYLAWS”)

OF

[GOLDEN NUGGET ONLINE GAMING, INC.] (f/k/a/ LANDCADIA HOLDINGS II, INC.)

(THE “CORPORATION”)

Article I
OFFICES

Section 1.1            Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2            Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS MEETINGS

Section 2.1            Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect the directors of the Corporation and may transact any other business as may properly be brought before the meeting.

Section 2.2            Special Meetings. Except as otherwise provided by the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), and subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3             Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4             Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5             Voting of Shares.

(a)            Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)           Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3(c)), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

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(c)            Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)              A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)             A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)           Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)            Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6             Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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Section 2.7             Advance Notice for Business.

(a)           Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7 (at and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)              In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)             To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

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(iii)           The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)           In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a)shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)           Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)           Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8             Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

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Section 2.9            Consents in Lieu of Meeting. Except as otherwise provided by law or by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, that from and after the time that Tilman J. Fertitta (“Mr. Fertitta”) beneficially no longer owns a majority of the voting power of all outstanding shares of capital stock of the Corporation, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting. Any alteration, amendment or repeal of this Section 2.9 shall require the affirmative vote of (a) a majority of the voting power of all outstanding shares of capital stock of the Corporation while a majority of the voting power of all outstanding shares of capital stock of the Corporation is beneficially owned by Mr. Fertitta and (b) at least two thirds of the voting power of all outstanding shares of capital stock from and after the time that Mr. Fertitta beneficially no longer owns a majority of the voting power of all outstanding shares of capital stock of the Corporation.

Article III
DIRECTORS

Section 3.1            Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2             Advance Notice for Nomination of Directors.

(a)           Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 3.2.

(b)           In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

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(c)           Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the first anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)          To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)           If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)           In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3             Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

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Article IV
BOARD MEETINGS

Section 4.1            Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2            Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3            Special Meetings. Special meetings of the Board (a) may be called, in writing, by the Chairman of the Board or Chief Executive Officer (if he or she shall be a director) and (b) shall be called by the Chairman of the Board, Chief Executive Officer (if he or she shall be a director) or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4           Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5            Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6            Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

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Article V
COMMITTEES OF DIRECTORS

Section 5.1           Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2           Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3           Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4           Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

Article VI
OFFICERS

Section 6.1           Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)          Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

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(b)          Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c)          President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d)          Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)          Secretary.

(i)                 The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)                The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)           Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)          Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or bust companies as the Board, the Chief Executive Officer or the President may authorize).

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(h)          Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2           Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3           Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4           Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1           Certificated and Uncertificated Shares. Subject to applicable law and the Certificate of Incorporation, the shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2           Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3           Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4           Consideration and Payment for Shares.

(a)          Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

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(b)          Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5           Lost, Destroyed or Wrongfully Taken Certificates.

(a)          If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)          If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6           Transfer of Stock.

(a)          If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)                 in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)                (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)               the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)               the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)                such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

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(b)          Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7           Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8           Effect of the Corporation’s Restriction on Transfer.

(a)          A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)          A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9           Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1           Right to Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.1, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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Section 8.2           Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.3          Amendments. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.4          Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the maximum extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of indemnitees under this Article VIII. Any person serving as a director, officer, partner, member, trustee, administrator, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned, directly or indirectly, by the Corporation (a “subsidiary” for purposes of this Article VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 8.5          Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Article VIII shall be made promptly, and in any event within 45 days (or, in the case of an advancement of expenses, 20 days, provided that the director or officer has delivered the undertaking contemplated by Section 8.1 if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 45 days (or, in the case of an advancement of expenses, 20 days, provided that the director or officer has delivered the undertaking contemplated by Section 8.1 if required), the right to indemnification or advancements as granted by this Article VIII shall be enforceable by the director or officer in the Court of Chancery of the State of Delaware, which shall be the sole and exclusive forum for any such action. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the maximum extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.1, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the maximum extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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Section 8.6           Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Section 8.7           Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

Section 8.8          Merger or Consolidation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 8.9           Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 8.10         Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

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Article IX
MISCELLANEOUS

Section 9.1           Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, that the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5 hereof.

Section 9.2           Fixing Record Dates.

(a)          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

(b)          If no record date is fixed by the Board, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3           Means of Giving Notice.

(a)          Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)          Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

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(c)          Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)          Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)          Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

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Section 9.4           Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5           Meeting Attendance via Remote Communication Equipment.

(a)          Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders (entitled to vote at such meeting) and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)                 participate in a meeting of stockholders; and

(ii)                be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)          Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6           Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7           Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8           Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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Section 9.9           Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10         Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11         Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12        Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13         Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14        Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instalments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15         Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, any adoption, amendment, alteration or repeal of the Bylaws shall require the affirmative vote of (a) a majority of the voting power of all outstanding shares of capital stock of the Corporation while Mr. Fertitta beneficially owns a majority of the voting power of all outstanding shares of capital stock of the Corporation and (b) at least two thirds of the voting power of all outstanding shares of capital stock from and after the time that Mr. Fertitta no longer beneficially owns a majority of the voting power of all outstanding shares of capital stock of the Corporation.

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EXHIBIT C

Form of Landcadia HoldCo A&R LLCA

FORM OF

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LHGN HOLDCO, LLC

DATED AS OF [________], 2020

THE LIMITED LIABILITY COMPANY INTERESTS IN LHGN HOLDCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

i

ii

FORM OF

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LHGN HOLDCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of LHGN HoldCo, LLC, a Delaware limited liability company (the “Company”), is entered into as of [_______], 2020, by and among Landcadia Holdings II, Inc., a Delaware corporation (“PubCo”), Landry’s Fertitta, LLC (“LF LLC”), and each other Person who is or at any time becomes a Member (each, a “Party” and collectively, the “Parties”) in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on June 26, 2020, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of June 26, 2020 (the “Existing LLC Agreement”);

WHEREAS, prior to giving effect to the transactions contemplated by the Purchase Agreement (as defined below), the Company was wholly owned by PubCo and PubCo contributed to the Company an amount in cash equal to the Landcadia Closing Cash Contribution Amount and a number of shares of Class B Common Stock equal to the Voting Stock Consideration (as set forth in the Purchase Agreement) in exchange for Class A Units, and such Class A Units were the only issued and outstanding Units of the Company;

WHEREAS, prior to giving effect to the transactions contemplated by the Purchase Agreement, PubCo adopted the Fourth Amended and Restated Certificate of Incorporation which, among other things, following the automatic conversion of the existing shares of class B common stock into shares of Class A Common Stock in accordance with the Third Amended and Restated Certificate of Incorporation of PubCo, authorized a number of additional shares of Class B Common Stock equal to the Voting Stock Consideration, which have no economic interest in PubCo but will have voting rights equal to ten (10) votes per share, subject to the terms and conditions set forth in the Fourth Amended and Restated Certificate of Incorporation of PubCo;

WHEREAS, on June 28, 2020, the Company, PubCo, LF LLC, GNOG Holdings, LLC, a Delaware limited liability company (“GNOG HoldCo”), and Golden Nugget Online Gaming, Inc., a New Jersey corporation, entered into that certain Purchase Agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other things, at the closing contemplated in the Purchase Agreement, LF LLC transferred to the Company all of the issued and outstanding membership interests in GNOG HoldCo in exchange for the Second Landcadia Contribution, which includes the Company’s (i) transfer of the Closing Cash Consideration to LF LLC, (ii) transfer of a number of shares of Class B Common Stock equal to the Voting Stock Consideration to LF LLC, and (iii) the issuance of a number of Class B Units equal to the Equity Interest Consideration to LF LLC;

WHEREAS, as of the Effective Time, LF LLC and PubCo are the sole Members of the Company;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement as of the Effective Time to reflect (a) the consummation of the transactions contemplated by the Purchase Agreement, (b) PubCo’s designation as the sole managing Member of the Company (in its capacity as managing Member, as applicable, the “Managing Member”), and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time;

WHEREAS, each Class B Unit may be exchanged, at the election of the holder of such Class B Unit, into Class A Common Stock in accordance with the terms and conditions of this Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1               Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among PubCo and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Agreement).

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)                credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)                debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.4(b).

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person in question. For purposes of this Agreement, (i) no Member shall be deemed to be an Affiliate of any other Member and (ii) no Member shall be deemed to be an Affiliate of the Company.

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“Agreement” is defined in the preamble to this Agreement.

“beneficially own” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bipartisan Budget Act” means Title XI of the Bipartisan Budget Act of 2015, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of Law, including court decisions, regulations and administrative guidance.

“Board” means the board of directors of PubCo.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in New York, New York or Houston, Texas.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iv).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date; and (ii) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case of clauses (i) and (ii) subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“Cash Election Notice” is defined in Section 4.6(a)(iv).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

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“Class A Units” means the Class A limited liability company membership interests designated as such by the Managing Member upon issuance and shall also include any Equity Security of the Company issued in respect of or in exchange for Class A Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Units” means the Class B limited liability company membership interests designated as such by the Managing Member upon issuance, which shall have no voting rights.

“Closing Cash Consideration” has the meaning set forth in the Purchase Agreement.

“Closing Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the date hereof after giving effect to the transactions contemplated by the Purchase Agreement, the amount or deemed value of which is set forth on Exhibit A.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than 50% of the beneficial interest therein, (d) in the case of any other entity, more than 50% of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by Contract or otherwise, to direct the management, activities or policies of the entity.

“Credit Agreement” means that certain Credit Agreement, dated as of April 28, 2020 (as amended), by and among Golden Nugget Online Gaming, Inc., a New Jersey corporation, GNOG HoldCo, LF LLC and the Lenders, pursuant to which the Lenders initially extended credit in the form of senior secured term loans in an aggregate principal amount of $300,000,000.

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“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period. Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 4.6(b)(ii).

“Effective Time” means 12:01 a.m. Central Standard Time on the date hereof.

“Equity Interest Consideration” has the meaning set forth in the Purchase Agreement.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

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“Fertitta Affiliates” means, (i) Tilman Fertitta, (ii) Paige Fertitta, (iii) each of their direct descendants, (iv) each such descendant’s adopted child, stepchild, spouse and any person (other than a tenant or employee) sharing the household of such descendant, (v) any trust, the beneficiary of which is any Person listed in clauses (i) through (iv) and (vi) with respect to any Person listed in clauses (i) through (iv), any Person directly or indirectly controlling or controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Final Adjudication” is defined in Section 7.4(b).

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“GNOG HoldCo” is defined in the recitals to this Agreement.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)                the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)                the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an Interest (or additional Interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (v) the acquisition of an Interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vi), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

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(c)                the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)                the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection (d) to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)                if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale- leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Indemnifiable Losses” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4(a).

“Intercompany Agreement” means the agreement between LF LLC and Golden Nugget, LLC, a Nevada limited liability company, under which LF LLC is obligated to pay Golden Nugget, LLC for the interest due under the Credit Agreement.

“Intercompany Agreement Contribution” is defined in Section 4.2(A)(a)(ii).

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lenders” means Jefferies Finance LLC, Coӧperatieve Rabobank U.A., New York Branch, Keybanc Capital Markets Inc., Citizens Bank, N.A., and the lenders signatory to the Credit Agreement.

“LF LLC” is defined in the preamble to this Agreement.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Managing Member” is defined in the recitals to this Agreement.

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“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2 and listed on Exhibit B attached hereto.

“Party” or “Parties” is defined in the preamble to this Agreement.

“Party Affiliate” is defined in Section 12.16.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)                any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

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(b)                any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)                in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)                gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)                in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)                 to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“Purchase Agreement” is defined in the recitals to this Agreement.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(f)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” has the meaning set forth in Section 4.6(a)(i).

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“Redemption Date” means (a) the later of (i) the date that is five (5) Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten (10) Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 4.6(a)(ii).

“Redemption Notice Date” is defined in Section 4.6(a)(ii).

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the A&R Registration Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(i).

“Retraction Notice” is defined in Section 4.6(b)(i).

“Second Landcadia Contribution” has the meaning set forth in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distribution Date” means any date that is five (5) Business Days prior to (a) the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and (b) the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and between LF LLC and PubCo, dated as of [_].

“Trading Day” means a day on which the Nasdaq Capital Market or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of Law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(iii).

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“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Class A Units, the Class B Units and any other Equity Security of the Company.

“Voting Stock Consideration” has the meaning set forth in the Purchase Agreement.

Section 1.2               Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)                all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)                all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)                when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)                whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)                 “or” is not exclusive;

(g)                pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)                the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1               Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2               Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties where the Company may conduct its business.

Section 2.3               Name. The name of the Company is “LHGN HoldCo, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

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Section 2.4               Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5               Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6               Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7               Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8               Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income tax purposes. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III
CLOSING TRANSACTIONS

Section 3.1               Purchase Agreement Transactions.

(a)                Pursuant to the terms of the Purchase Agreement, LF LLC transferred to the Company all of the issued and outstanding membership interests in GNOG HoldCo in exchange for the Second Landcadia Contribution.

(b)                PubCo shall take all actions necessary to cause the stock records of the Class B Common Stock to be held on the books and records of the Transfer Agent.

Article IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1               Authorized Units; General Provisions with Respect to Units.

(a)                Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Class A Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.

(b)                Initially, the Units will be uncertificated. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as the Managing Member shall determine necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(b) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

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(c)                The total number and type of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(d)                If, at any time after the Effective Time, PubCo issues a share of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to PubCo one Class A Unit (if PubCo issues a share of Class A Common Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued and (ii) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Common Stock in order to acquire or fund the acquisition from a Member (other than PubCo) of a number of Class B Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Units in connection therewith and, where such shares of Class A Common Stock have been issued for cash to fund an acquisition, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(d) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any Redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights or property. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of newly-issued shares of Class A Common Stock to another Person and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (i) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(d), and (ii) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

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(e)                PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Class A Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Class A Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the Redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant other than those issued under PubCo’s employee benefit plans), then the Redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(f)                 The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.2               Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Class A Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. For the avoidance of doubt, Class B Units shall have no voting rights. Except as otherwise expressly provided in this Agreement, the holders of Class A Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3               Capital Contributions; Unit Ownership.

(a)                Capital Contributions. Except as otherwise set forth in Section 4.1(d), no Member shall be required to make additional Capital Contributions.

(b)                Issuance of Additional Units or Interests.

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(i)	Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right, in its sole discretion, to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member in its sole discretion, which rights, preferences and privileges may be senior to the Units) and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided, that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided, that notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of shares of PubCo Common Stock or other Equity Securities of PubCo; provided, that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Common Stock or other Equity Securities of PubCo.

(ii)	Within five (5) days of each payment made by LF LLC to the Company as a result of obligations under the Intercompany Agreement for the purpose of a payment of interest under the Credit Agreement (each, an “Intercompany Agreement Contribution”) the Managing Member shall cause the Company to issue to LF LLC a number of Class B Units equal to (rounded down to the nearest whole Unit) (A) the amount of the relevant Intercompany Agreement Contribution divided by (B) (x) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the due date of such payment in accordance with the Intercompany Agreement; and (y) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case of clauses (x) and (y), subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. Simultaneously with the delivery of Class B Units under this Section 4.3(b)(ii), PubCo shall deliver to LF LLC an equal number of shares of Class B Common Stock, which shares shall be validly issued, fully paid and nonassessable when issued in accordance with this Agreement.

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Section 4.4               Capital Accounts.

(a)                A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

(b)                Each Intercompany Agreement Contribution shall be treated as a capital contribution by LF LLC and increase LF LLC’s Capital Contribution and Capital Account.

Section 4.5               Other Matters.

(a)                No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)                No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.8 or as otherwise contemplated by this Agreement.

(c)                The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

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(d)                Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)                The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6               Redemption of Class B Units.

(a)                Redemption.

(i)                 Upon the terms and subject to the conditions set forth in this Section 4.6, following one hundred and eighty (180) days after the date hereof, each of the Members (other than PubCo and its wholly-owned Subsidiaries) (each, a “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Class B Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) for either (x) the delivery by the Company of a number of shares of Class A Common Stock equal to the number of Class B Units surrendered (a “Redemption”) or (y) at the Company’s election made in accordance with Section 4.6(a)(iv), the delivery by the Company of cash equal to the Cash Election Amount calculated with respect to such Redemption. Absent the prior written consent of the Managing Member, with respect to each Redemption, a Redeeming Member shall be:

(A)	required to redeem at least a number of Class B Units equal to the lesser of (x) [1,000]Class B Units and (y) all of the Class B Units then held by such Redeeming Member; provided, that a Redeeming Member shall be permitted to effect a Redemption of Class B Units at least as frequently as once per calendar quarter; and

(B)	Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii)               In order to exercise the Redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Class B Units (together with the surrender and delivery of an equal number of shares of Class B Common Stock) the Redeeming Member elects to have the Company redeem;

(B)	if the shares of Class A Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued;

(C)	whether the exercise of the Redemption right is to be contingent (including as to timing) upon (i) the closing of an underwritten offering of the shares of Class A Common Stock for which the Class B Units will be redeemed, (ii) the closing of an announced merger, consolidation or (iii) other transaction or event to which PubCo is a party in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

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(D)	if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day; provided, that, any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

(iii)             If the Class B Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Class B Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member or the Transfer Agent, the Redeeming Member shall also deliver, prior to the Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv)              Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election (a “Cash Election Notice”) to the Redeeming Member (with a copy to PubCo) prior to 5:00 p.m., Texas time, on the third Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(v)                For U.S. federal and applicable state and local income tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption as a sale of the Redeeming Member’s Class B Units (together with the same number of shares of Class B Common Stock) to PubCo in exchange for shares of Class A Common Stock or cash, as applicable.

(b)                Redemption Procedures.

(i)                 Subject to the satisfaction of any contingency described in Section 4.6(a)(ii)(C) or (D) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver a Retraction Notice later than two (2) Business Days prior to the applicable Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

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(ii)               Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.6(b)(i), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Class B Units to be redeemed (and a corresponding number of shares of Class B Common Stock to be canceled) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or 4.6(a)(iv), as applicable, and as described in Section 4.1(d), the Company shall issue to PubCo a number of Class B Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the redeemed Class B Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or 4.6(a)(iv), as applicable, and (z) if the Class B Units are certificated, issue to the Redeeming Member a certificate for a number of Class B Units equal to the difference (if any) between the number of Class B Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 4.6(b)(ii)(A) and the number of redeemed Class B Units and (D) PubCo shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”)) from the sale by PubCo of a number of shares of Class A Common Stock equal to the number of Class B Units and Class B Common Stock to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided, that PubCo’s Capital Account shall be increased by an amount equal to any such Discounts relating to such sale of shares of Class A Common Stock or other PubCo Equity Securities in accordance with Section 7.8; provided, further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(c)                Splits, Distributions and Reclassifications. If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(f)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for, to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A Common Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Class B Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective date of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Class B Units held by the Members and their Transferees as of the date hereof, as well as any Class B Units hereafter acquired by a Member and his or her or its Transferees.

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(d)                PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Class B Units; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non- assessable. In addition, for so long as the shares of Class A Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar of the Class A Common Stock.

(e)                Redemption Taxes. The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(f)                 [Reserved]

(g)                Distribution Rights. No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Class B Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class B Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(h)                PubCo Membership. Any Class B Units acquired by the Company under this Section 4.6 and Transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall continue as a Member of the Company with respect to any Class A Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption).

(i)                 Redemption Restrictions. The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(j)                 Tax Certificates. In connection with any Redemption, the Redeeming Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code.

(k)                Representations and Warranties. In connection with any Redemption, upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Election Amount, the Redeeming Member shall represent and warrant that the Redeeming Member is the owner of the number of Class B Units the Redeeming Member is electing to have the Company redeem and that such Class B Units are not subject to any liens or restrictions to transfer the shares (other than restrictions imposed by this Agreement and PubCo’s Fourth Amended and Restated Certificate of Incorporation).

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Section 4.7               Representations and Warranties of the Members. Unless otherwise set forth in an agreement between the Company and a Member, each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that (i) to the extent it is not a natural person, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (ii) to the extent it is not a natural person, it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (iii) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a Proceeding in a court of law or equity); (iv) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (A) such Member’s charter or other governing documents to the extent it is not a natural person or (B) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (v) it: (A) has been furnished with such information about the Company and the Interest as that Member has requested, (B) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Interest herein, (C) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (D) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (E) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and (F) understands and agrees that its Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

Article V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1               Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

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Section 5.2               Special Allocations.

(a)                Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)                Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)                Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)                Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)                Notwithstanding any provision hereof to the contrary except Section 5.2(a) and 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

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(f)                 Notwithstanding any provision hereof to the contrary except Section 5.2(c) and 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided, that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and 5.2 have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g)                If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and 5.2 have been made as if Section 5.2(f) and 5.2(g) were not in this Agreement.

(h)                To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)                 The allocations set forth in Section 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3               Allocations for Tax Purposes in General.

(a)                Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 5.1 and 5.2.

(b)                In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) any method or methods determined by the Managing Member to be appropriate provided that the Managing Member first obtain the consent of each Member with respect to any property deemed to be contributed by LF LLC to the Company and (ii) any method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations with respect to any other Company property.

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(c)                Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d)                Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)                If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f)                 Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of a Company Interest shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

Section 5.4               Other Allocation Rules.

(a)                The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b)                The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Section 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Section 4.4, 5.1, 5.2 or 5.3would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law.

(c)                All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)                The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.

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Article VI
DISTRIBUTIONS

Section 6.1               Distributions.

(a)                Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine (in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)) using such record date as the Managing Member may designate. Any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(e) or Section 4.6 or payments made in accordance with Section 7.4, Section 7.8 or Section 10.4 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)                Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)                Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Sections 5.1 and 5.2.

Section 6.2               Tax-Related Distributions. On or prior to each Tax Distribution Date, the Company will, subject to the availability of funds and any restrictions contained in any agreement to which the Company is bound, make distributions to the Members pro rata in proportion to their respective number of Units in an amount sufficient to allow each Member to satisfy all of its federal, state, local and non-U.S. tax liabilities arising from allocations of income, gain, loss, deduction and credit attributable to such Member’s interests in the Company during the taxable period to which the tax-related distribution under this Section 6.2 relates (a) assuming for this purpose that each Member has no income or deductions from any other source (b) assuming for this purpose that each Member is a corporation subject to the highest applicable combined tax rate applicable to a corporation, and (c) without taking into account any amortization and depreciation or other items of deduction allocated to any Member, or any step-up in basis from the sale of any assets, in each case, for which such Member is required to make payments under the Tax Receivable Agreement.1

1	NTD: Parties shall consider impact of allocations under Section 704(c) of the Code (and other tax considerations) and its treatment under the Tax Receivable Agreement and shall amend if appropriate.

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Section 6.3               Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VII
MANAGEMENT

Section 7.1               Managing Member Rights; Fiduciary Duties.

(a)                PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided for in this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members, other than the Managing Member (in their capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)                In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through the Board, and that the members of the Board will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2               Officers.

(a)                The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)                The Officers of the Company as of the date hereof are set forth on Exhibit B attached hereto.

(c)                Except as otherwise set forth herein, the Chief Executive Officer, if appointed by the Managing Member in its discretion, will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

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(d)                Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any Contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e)                Subject to this Agreement and to the rights, if any, of an Officer under a Contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any Contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(f)                 The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the DGCL.

Section 7.3               Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)                one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)                any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4               Indemnification.

(a)                Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a member, director or an officer of the Company or is or was serving at the request of the Company as a member, director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, employee or agent or in any other capacity while serving as a member, director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the Act and any other applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 7.4(d) with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

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(b)                Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Act so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a member, director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Proceeding or the absence of any prior determination to the contrary.

(c)                Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a member, director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(d)                Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such Law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

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(e)                Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(f)                 Non-exclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any statute, this Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g)                No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h)                Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company, is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such expense, Liability or loss under the Act.

Section 7.5               Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.6               No Inconsistent Obligations. The Managing Member represents that it does not have any Contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any Contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

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Section 7.7               Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the surrender and delivery of one share of Class B Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.8               Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) upon the determination of the Managing Member (acting in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)), reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided, that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discount and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.8 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as a cost or an expense of the Company.

Article VIII
ROLE OF MEMBERS

Section 8.1              Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs, or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. Any Member, its Affiliates and its and their employees, stockholders, agents, directors or officers may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

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Section 8.2              Voting.

(a)         Meetings of the Members may be called by the Managing Member. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two (2) Business Days and not more than thirty (30) days prior to the date of such meeting. Members holding Class A Units may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Class A Units shall constitute the act of the Members. For the avoidance of doubt, Members holding Class B Units shall not be entitled to any voting rights under this Agreement.

(b)         Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)         Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d)         Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3              Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or Company Representative.

Section 8.4              Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of the Members or officers of the Company, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Limited Liability Company Agreement or in the future, and the Company renounces any expectancy that any of the Members or the officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the Members and officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a Members or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the Member or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Article IX
TRANSFERS OF INTERESTS

Section 9.1              Restrictions on Transfer.

(a)         Except as provided in Section 4.6, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion; provided, however, that the Class B Units may be Transferred to any Fertitta Affiliate without any consent of the Managing Member. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

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(b)         In addition to any other restrictions on Transfer contained herein, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void and of no force or effect whatsoever.

Section 9.2              Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three (3) Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3              Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

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Section 9.4             Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LHGN HOLDCO, LLC, DATED AS OF [___________], 2020, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

Article X
ACCOUNTING

Section 10.1            Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2            Tax Elections.

(a)         The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)              to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii)             to adopt the accrual method of accounting for U.S. federal income tax purposes;

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(iii)            to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv)            except as otherwise provided in this Agreement, any other election the Managing Member may deem appropriate and in the best interests of the Company.

Section 10.3            Tax Returns; Information; Certain Audits of Acquired Companies.

(a)         The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company Representative shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than [ninety (90)]2 days after the end of each Fiscal Year). The Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Bipartisan Budget Act, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative, or to otherwise allow the Company or Company Representative to avoid or reduce any. To the fullest extent allowable by Law, and except with respect to the information described in the first sentence of this Section 10.3, each Member (other than the Managing Member) hereby waives all rights to any information that it may otherwise obtain pursuant to Section 18-505 of the Act.

(b)         Any “Tax” audit or other suit or proceeding, including any “Tax Matter,” of or with respect to “GNOG HoldCo,” the “Company” or “New GNOG” to which the third sentence of Section 5.14(b) of the Purchase Agreement does not apply shall be within the control of the Managing Member. Notwithstanding the foregoing, to the extent any such audit, suit or proceeding relates solely to a “Tax Return” of a “Pre-Closing Tax Period,” the Managing Member shall not settle or compromise such audit, suit or proceeding absent the consent of LF LLC, which consent shall not be unreasonably withheld, conditioned, or delayed. All terms in quotations used in this Section 10.3(b) shall have the meaning assigned thereto in the Purchase Agreement.

Section 10.4           Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. The Company Representative shall have the right and obligation to take all actions (and make all elections) authorized and required, respectively, by the Code for the Company Representative, and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of such proceedings. Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”, as such term is used in Treasury Regulations Section 301.6223-1) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. In the event of a conflict between the terms of the indemnity in this Section 10.4 and the terms of any other indemnity in this Agreement (including in Section 7.4), this indemnity shall control.

[2]	NTD: Tax return timeline to be confirmed.

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Section 10.5            Withholding Tax Payments and Obligations.

(a)         Upon providing reasonable advance written notice of its intention to withhold and giving a Member a reasonable opportunity to demonstrate that withholding may not be required or, alternatively, that withholding at a lesser tax rate may be permissible, the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)         To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c)         For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d)         Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(e)         Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Article XI
DISSOLUTION

Section 11.1            Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)         the sale of all or substantially all of the assets of the Company;

(b)         the determination of the Managing Member to dissolve the Company;

(c)         the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; and

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(d)         the entry of a decree of judicial dissolution under Section 18‒802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2            Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof (ii) or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

Section 11.3            Procedure.

(a)         In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided, that if a Member is in bankruptcy or dissolved, the Managing Member shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)         Following the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)              First, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below);

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(ii)             Second, to the payment of all expenses of liquidation and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or, to the fullest extent permitted by Law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act; and

(iii)            Third, the balance to the Members, pro rata in proportion to their respective ownership of Units.

(c)          Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)          Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4            Rights of Members.

(a)          Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)         Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5            Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6            Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7            No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XII
GENERAL

Section 12.1            Amendments; Waivers.

(a)          The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with both (y) the approval of the Managing Member and (z) except for any amendment pursuant to Section 7.8, if, at such time, LF LLC beneficially owns any Units, the approval of LF LLC; provided, that no waiver, modification or amendment shall be effective until after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

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(i)              modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member; or

(ii)             except as provided in the provisos in the last sentence of Section 4.3, alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the prior written approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.

(b)          Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(f) and (ii) as necessary, and solely to the extent necessary, in the reasonable advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)          No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2            Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3            Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4             Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5             Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6            Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law.

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Section 12.7            Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any Action arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each of the parties hereto further irrevocably consents, to the fullest extent permitted by Law, to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

Section 12.8            Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9           Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. Any signature hereto delivered by a Party by facsimile or other means of electronic transmission shall be deemed an original signature hereto.

Section 12.10          Notices. Any notice, request, demand or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Landcadia Holdings II, Inc.
1510 West Loop South
Houston, Texas 77027
Attention:	General Counsel
Email:	[_____________]

With copies (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Fax:	(713) 836-3601
Attention:	Joel Rubinstein
Michael Deyong
Email:	joel.rubinstein@whitecase.com
Michael.deyong@whitecase.com

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If to the LF LLC, addressed to it at:

c/o Landry’s, Inc.
1510 West Loop South
Houston, Texas 77027
Attention:	Chief Financial Officer
E-mail:	RLiem@ldry.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219
Attention:	Jennifer Wisinski
Paul Amiel
E-mail:	Jennifer.Wisinski@haynesboone.com
Paul.Amiel@haynesboone.com

or to such other address or to such other Person as either Party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 5:00 p.m. Texas time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11         Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12         Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13          Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14        Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY MEMBER OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.15          No Third-Party Beneficiaries. Except as expressly provided in Sections 7.4 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereto.

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Section 12.16          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Party Affiliate is a party to such document, agreement, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 12.16.

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

LHGN HOLDCO, LLC

By:
Name:
Title:

MANAGING MEMBER:

LANDCADIA HOLDINGS II, INC.

By:
Name:
Title:

MEMBERS:

LANDRY’S FERTITTA, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of LHGN HoldCo, LLC]

Exhibit A

Members	Number of Shares of Class A Common Stock Owned	Number of Shares of Class B Common Stock Owned	Number of Units Owned	Closing Date Capital Account Balance

Landcadia Holdings II, Inc.	[●]	[●]	[●]	[●]
Landry’s Fertitta, LLC	[●]	[●]	[●]	[●]

Exhibit A to the Amended and Restated Limited Liability Company Agreement of LHGN HoldCo, LLC

Exhibit B

Officer Listing

Exhibit B to the Amended and Restated Limited Liability Company Agreement of LHGN HoldCo, LLC

EXHIBIT D

Form of Lockup Agreement Amendment

FORM OF

AMENDMENT

TO

LETTER AGREEMENT

This Amendment to the Letter Agreement (this “Amendment”) is made on [●], 2020, by and among Fertitta Entertainment, Inc. (“FEI”), Jefferies Financial Group Inc. (“Jefferies” and, collectively with FEI, the “Sponsors”), Landcadia Holdings II, Inc. (the “Company”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (collectively, the “Insiders” and, together with FEI and the Sponsors, the “Parties”).

RECITALS

WHEREAS, the Company is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, in connection with the Company’s Public Offering, the Company and the Sponsors entered into that certain letter agreement dated May 6, 2019 (the “Letter Agreement”), pursuant to which, inter alia, the Sponsors agreed to not Transfer any Founder Shares until certain thresholds were satisfied.

WHEREAS, the Company has entered into a Purchase Agreement, dated of even date herewith, by and among the Company, Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), LHGN HoldCo, LLC, a wholly owned subsidiary of the Company (“LHGN HoldCo”), GNOG Holdings, LLC (“GNOG HoldCo”) and Landry’s Fertitta, LLC, a wholly owned subsidiary of FEI (“LF”) (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which LF agreed to contribute 100% of its membership interests in GNOG HoldCo to LHGN HoldCo in exchange for, inter alia, membership interests in LHGN HoldCo, which may be exchanged for shares of the Company’s Common Stock on the terms and conditions set forth therein, effective as of the date hereof (the “Closing”);

WHEREAS, in connection with the execution and delivery of the Purchase Agreement by the Company, Jefferies has entered into a Sponsor Share Forfeiture Agreement, dated of even date herewith, by and between Jefferies and the Company (the “Forfeiture Agreement”), pursuant to which Jefferies has agreed to forfeit a certain portion of its Founder Shares effective as of the Closing;

WHEREAS, as partial inducement for FEI to cause LF to enter into the Purchase Agreement and as partial inducement for Jefferies to enter into the Forfeiture Agreement, the Company has agreed to amend the Letter Agreement in accordance with Section 15 thereof as set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meaning ascribed to such terms in the Letter Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsors and the Insiders hereby agrees with the Company as follows:

1.                 The first sentence of Section 7 of the Letter Agreement is hereby amended to read in its entirety as follows:

1

“(a) Each Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Common Stock issuable upon conversion thereof) until the earliest of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, (y) if the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Company’s initial Business Combination or (z) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).”

2.                The second sentence of Section 14 is hereby amended to read in its entirety:

“This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto; provided, that, any waiver of the provisions in Section 7 shall require only the prior written consent of the Company's board of directors (including the vote of the majority of the disinterested directors serving on the board at such time).”

3.                This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.                Except as expressly set forth in this Amendment, no other amendment or modifications are made to any other provisions of the Letter Agreement, and the Letter Agreement shall remain in full force and effect, as amended hereby, and so amended, the Parties hereby reaffirm all of their respective rights and obligations thereunder.

5.                The provisions of Sections 15, 16, 18, and 19 of the Letter Agreement shall apply to this Amendment mutatis mutandis. Except as specifically amended hereby, the Letter Agreement shall continue in full force and effect as written.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have each executed and delivered this Amendment as of the day and year first above written.

Fertitta Entertainment, Inc.

By:
Name: [·]
Title: [·]

JEFFERIES FINANCIAL GROUP INC.

By:
Name: [·]
Title: [·]

By:
Name: Tilman J. Fertitta

By:
Name: Richard Handler

By:
Name: Richard H. Liem

By:
Name: Steven L. Scheinthal

By:
Name: Nicholas Daraviras

By:
Name: Michael Stevens

By:
Name: Michael Chadwick

Landcadia Holdings II, Inc.

By:
Name: [·]
Title: [·]

[Signature Page to Amendment to Letter Agreement]